Exhibit 2.1
Agreement and Plan of Merger
Among
Ciena Corporation,
Wolverine Acquisition Subsidiary, Inc. ,
World Wide Packets, Inc.
and
Daniel Reiner,
as Stockholders’ Representative
Dated as of January 22, 2008

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-ii-

EXHIBIT INDEX

Exhibit A	List of Key Employees
Exhibit B	Pro Forma Spreadsheet
Exhibit C	Certificate Amendment
Exhibit D	Investor Representation Letter
Exhibit E	Company Disclosure Schedule
Exhibit F	Ciena Disclosure Schedule
Exhibit G	Escrow Agreement
Exhibit H	Opinion of Counsel to the Company
Exhibit I	Opinion of Counsel to Ciena

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AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 22, 2008 by and among Ciena Corporation, a Delaware corporation (“Ciena”), Wolverine Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Ciena (“Merger Sub”, and together with Ciena, the “Buyer Parties”), World Wide Packets, Inc., a Delaware corporation (the “Company”), and Daniel Reiner, as Stockholders’ Representative .
RECITALS
     WHEREAS, the Boards of Directors of each of Ciena, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Ciena, Merger Sub and the Company and their respective stockholders;
     WHEREAS, the Company is a Delaware corporation and has authorized 131,008,890 shares of common stock, par value $0.0001 per share (“Company Common Stock”), and 90,169,939 shares of preferred stock, $0.0001 par value per share, of which 46,910,124 shares have been designated Series 1 Preferred Stock (“Series 1 Preferred Stock”), 23,888,889 have been designated Series 2 Preferred Stock (the “Series 2 Preferred Stock”) and 19,370,926 shares have been designated Series 3 Preferred Stock (the “Series 3 Preferred Stock”) (the Series 1 Preferred Stock, the Series 2 Preferred Stock and the Series 3 Preferred Stock are collectively referred to as the “Company Preferred Stock,” and the Company Preferred Stock and the Company Common Stock are collectively referred to as the “Company Capital Stock”);
     WHEREAS, the Board of Directors of Ciena, Merger Sub and the Company have each approved this Agreement and the transactions contemplated hereby, including the Merger, pursuant to the terms and subject to the conditions of this Agreement;
     WHEREAS, it is expected that promptly following the execution and delivery of this Agreement certain stockholders of the Company will execute and deliver to the Company, and the Company will thereafter deliver to Ciena, an action by written consent approving the Certificate Amendment and adopting this Agreement by the Company Requisite Vote; and
     WHEREAS, in order to induce the Buyer Parties and the Company to enter into this Agreement, the Buyer Parties and the key employees of the Company listed on Exhibit A attached hereto (the “Key Employees”) have entered into option amendment agreements (the “Key-Employee Agreements”), to be effective upon the closing of the transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE I
THE MERGER
     SECTION 1.1. General.
          (a) Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving company (the “Surviving Company”) and shall continue its legal existence under the laws of the State of Delaware.
          (b) The Merger shall become effective at the time of filing of a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger (the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Hogan & Hartson L.L.P., 111 South Calvert Street, Baltimore, Maryland 21202 at 10:00 A.M., as soon as possible, but in any event not later than two Business Days, after the date on which the last of the conditions set forth in Article V shall have been satisfied or waived, other than conditions that by their nature are to be satisfied at Closing (but subject to the satisfaction or waiver of such conditions at Closing) or on such other date, time and place as the Company and Ciena may mutually agree (the “Closing Date”).
          (c) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.
     SECTION 1.2. Certificate of Incorporation.
          At the Effective Time, the certificate of incorporation of the Company shall be amended in the Merger to be in the form of the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that Article 1 shall be amended to provide that the name of the Surviving Company is “World Wide Packets, Inc.”) and, as so amended, such certificate of incorporation shall be the Certificate of Incorporation of the Surviving Company, until thereafter amended as provided therein and by Law.
     SECTION 1.3. The Bylaws.
          The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, until thereafter amended as provided therein and by Law.

     SECTION 1.4. Board of Directors and Officers.
          From and after the Effective Time, the Board of Directors and officers of Merger Sub at the Effective Time shall be the Board of Directors and officers of the Surviving Company, each to hold office until his or her respective successors are duly elected or appointed and qualified.
     SECTION 1.5. Conversion of Securities.
          At the Effective Time, by virtue of the Merger and without any action on the part of Ciena, Merger Sub, the Company or the holders of the Company Capital Stock (the “Stockholders”), the following will occur:
          (a) Each share of Merger Sub common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, shall be converted automatically into and exchanged for one share of common stock, par value $0.01 per share, of the Surviving Company;
          (b) Each share of Company Capital Stock held in the treasury of the Company or owned by Ciena or Merger Sub shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;
          (c) Subject to the terms and conditions of this Agreement, including Sections 1.6, 1.8 and 1.9 and Article VI hereof, each outstanding share of Company Capital Stock (other than (i) shares canceled in accordance with Section 1.5(b) and Dissenting Shares) shall be converted into the right to receive a portion of the Aggregate Merger Consideration, to be allocated as follows:
          (1) Series 1 Preferred Stock. Each share of Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive either: (A) if the sum of (x) the Per Share Series 1 Liquidation Preference and (y) the Per Share Common Merger Consideration is less than $1.65, such sum; or (B) if the sum of (x) the Per Share Series 1 Liquidation Preference and (y) the Per Share Common Merger Consideration is greater than or equal to $1.65, the greater of either (I) $1.65 or (II) the Per Share Common Merger Consideration (after recalculation). The consideration payable in respect of each share of Series 1 Preferred Stock shall be paid in a combination of cash and shares of Ciena Common Stock, with each holder of Series 1 Preferred Stock receiving a number of shares of Ciena Common Stock per share of Series 1 Preferred Stock equal to the Series 1 Exchange Ratio, the value of which per share shall be the Ciena Average Closing Price, and the balance of such consideration consisting of cash.
          (2) Series 2 Preferred Stock. Each share of Series 2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive either: (A) if the sum of (x) the Per Share Series 2 Liquidation Preference and (y) the Per Share Common Merger Consideration is less than $3.24, such sum; or (B) if the sum of (x) the Per Share Series 2

Liquidation Preference and (y) the Per Share Common Merger Consideration is greater than equal to $3.24, the greater of either (I) $3.24 or (II) the Per Share Common Merger Consideration (after recalculation). The consideration payable in respect of each share of Series 2 Preferred Stock shall be paid in a combination of cash and shares of Ciena Common Stock, with each holder of Series 2 Preferred Stock receiving a number of shares of Ciena Common Stock per share of Series 2 Preferred Stock equal to the Series 2 Exchange Ratio, the value of which per share shall be the Ciena Average Closing Price, and the balance of such consideration consisting of cash.
          (3) Series 3 Preferred Stock. Each share of Series 3 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive either: (A) if the sum of (x) the Per Share Series 3 Liquidation Preference and (y) the Per Share Common Merger Consideration is less than $3.24, such sum; or (B) if the sum of (x) the Per Share Series 3 Liquidation Preference and (y) the Per Share Common Merger Consideration is greater than or equal to $3.24, the greater of either (I) $3.24 or (II) the Per Share Common Merger Consideration (after recalculation). The consideration payable in respect of each share of Series 3 Preferred Stock shall be paid in a combination of cash and shares of Ciena Common Stock, with each holder of Series 3 Preferred Stock receiving a number of shares of Ciena Common Stock per share of Series 3 Preferred Stock equal to the Series 3 Exchange Ratio, the value of which per share shall be the Ciena Average Closing Price, and the balance of such consideration consisting of cash.
          (4) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive the Per Share Common Merger Consideration. The consideration payable in respect of the Company Common Stock shall be paid in cash.
          (5) Limitation on Total Consideration. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the aggregate cash consideration payable or allocable to Company Equity Holders pursuant to this Sections 1.5(c) and Section 4.7 exceed $200 million in cash (as such amount may be increased to reflect the Aggregate Exercise Prices and reduced to reflect any Excess Transaction Expenses or Excess Debt) (the “Maximum Cash Amount”) and in no event shall the aggregate number of shares of Ciena Common Stock payable or allocable to Company Equity Holders pursuant to this Sections 1.5(c) and Section 4.7 exceed 3,400,000 shares of Ciena Common Stock (as such amount may be reduced to reflect Excess Transaction Expenses and Excess Debt) (the “Maximum Stock Amount”). In the event the application of Sections 1.5(c) and 4.7 would result in the aggregate cash consideration payable or allocable to Company Equity Holders exceeding the Maximum Cash Amount or the aggregate number of shares of Ciena Common Stock payable or allocable to Company Equity Holders exceeding the Maximum Stock Amount, appropriate action shall be taken by the parties hereto, in accordance with applicable Laws, to adjust the payment or allocation of the Maximum Stock Amount and the Maximum Cash Amount (provided such adjustment does not increase the Maximum Stock Amount or Maximum Cash Amount) among the Company Equity Holders as is equitable under the circumstances (including, to the extent permitted by applicable Laws, liquidating a portion of the Maximum Stock Amount and applying the proceeds to the consideration allocable or payable to the Company Equity Holders).
          (d) Certain Definitions. For purposes of this Agreement:
          “Adjusted Cash Consideration” means $200,000,000 plus (i) the Aggregate Exercise Prices minus (ii) the product of (A) the Aggregate Cash Percentage and (B) the sum of (x) Excess Transaction Expenses and (y) Excess Debt.
          “Adjusted Stock Consideration” means 3.4 million shares of Ciena Common Stock minus a number of shares of Ciena Common Stock equal to the Stock Reduction Amount.
          “Aggregate Cash Percentage” means the quotient obtained by dividing (i) the sum of (A) $200,000,000 plus (B) the Aggregate Exercise Prices by (ii) the sum of (A) $200,000,000 plus (B) the Aggregate Exercise Prices plus (C) the product of (x) 3,400,000 and (y) the Ciena Average Closing Price.
          “Aggregate Exercise Prices” means (i) the aggregate cash proceeds actually received by the Company from the exercise of Company Options and Company Warrants from the date of this Agreement up through and including the Effective Time (provided such aggregate cash proceeds are not used on or prior to the Effective Time to pay Transaction Expenses or reduce Company Debt), plus (ii) the aggregate exercise price of all In-the-Money Options and Company Warrants outstanding as of the Effective Time.
          “Aggregate Merger Consideration” means (a) the Adjusted Cash Consideration plus (b) the Adjusted Stock Consideration.
          “Aggregate Merger Consideration Value” means the sum of (a) the Adjusted Cash Consideration plus (b) the product of (i) the Adjusted Stock Consideration and (ii) the Ciena Average Closing Price.
          “Aggregate Preferred Liquidation Preference” means the sum of (i) the product obtained by multiplying (x) the Per Share Series 3 Liquidation Preference by (y) the aggregate number of shares of Series 3 Preferred Stock issued and outstanding immediately prior to the Effective Time, (ii) the product obtained by multiplying (x) the Per Share Series 2 Liquidation Preference by (y) the aggregate number of shares of Series 2 Preferred Stock issued and outstanding immediately prior to the Effective Time, and (iii) the product obtained by multiplying (x) the Per Share Series 1 Liquidation Preference by (y) the aggregate number of shares of Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time.
          “Aggregate Stock Percentage” equals 1 minus the Aggregate Cash Percentage.
          “Ciena Average Closing Price” shall mean the average of the closing price for Ciena Common Stock on the NASDAQ Global Select Market for the three (3) consecutive trading days ending on the trading day immediately prior to the Closing Date.

          “Closing Debt” means the aggregate amount of the Company’s Debt as of the Closing Date.
          “Common Merger Consideration” means (i) the Aggregate Merger Consideration Value minus (ii) the Aggregate Preferred Liquidation Preference, minus (iii) if the amount payable to each share of Series 1 Preferred Stock pursuant to Section 1.5(c)(1) equals $1.65, the product obtained by multiplying (x) $1.65, by (y) the aggregate number of shares of Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time, minus (iv) if the amount payable to each share of Series 2 Preferred Stock pursuant to Section 1.5(c)(2) equals $3.24, the product obtained by multiplying (x) $3.24, by (y) the aggregate number of shares of Series 2 Preferred Stock issued and outstanding immediately prior to the Effective Time, minus (v) if the amount payable to each share of Series 3 Preferred Stock pursuant to Section 1.5(c)(3) equals $3.24, the product obtained by multiplying (x) $3.24, by (y) the aggregate number of shares of Series 3 Preferred Stock issued and outstanding immediately prior to the Effective Time.
          “Company Equity Holders” means the Stockholders and holders of Company Warrants and In-the-Money Options.
          “Company Warrant(s)” means any and all warrants to purchase shares of Company Capital Stock and shall include, without limitation, those items identified as “Company Warrants” on Schedule 2.3(a) to the Company Disclosure Schedule.
          “Debt” means (i) all outstanding indebtedness of the Company and its Subsidiaries for borrowed money, whether secured or unsecured, and (ii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clause (i). For the avoidance of doubt, accounts or trade payable shall not be considered Debt for the purposes of this Agreement.
          “Excess Transaction Expenses” means the amount, if any, by which the Transaction Expenses exceed $5,000,000.
          “Excess Debt” means the amount, if any, by which Closing Debt exceeds $15,000,000.
          “Fully Converted Shares of Company Common Stock Outstanding” means the total number of shares of Company Common Stock outstanding at the Effective Time plus the total number of shares of Company Common Stock issuable upon the conversion or exercise of any securities convertible into or exercisable for Company Common Stock outstanding at the Effective Time (whether or not then exercisable or subject to vesting), including In-the-Money Options and Company Warrants, but excluding (i) Out-of-the-Money Options, (ii) if the amount payable to each share of Series 1 Preferred Stock pursuant to Section 1.5(c)(1) equals $1.65, the total number of shares of Company Common Stock issuable upon the conversion of shares of Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time, (iii) if the amount payable to each share of Series 2 Preferred Stock pursuant to Section 1.5(c)(2) equals $3.24, the total number of shares of Company Common Stock issuable upon the conversion of shares of Series 2 Preferred Stock issued and outstanding immediately prior to the Effective

Time, and (iv) if the amount payable to each share of Series 3 Preferred Stock pursuant to Section 1.5(c)(3) equals $3.24, the total number of shares of Company Common Stock issuable upon the conversion of shares of Series 3 Preferred Stock issued and outstanding immediately prior to the Effective Time, and assuming that each outstanding share of Company Preferred Stock were converted into Company Common Stock immediately prior to the Effective Time notwithstanding the restriction on conversion of the Company Preferred Stock into Company Common Stock contained in the Certificate Amendment.
          “In-the-Money Option” means any Company Option that has an exercise price per share that is equal to or less than the Per Share Common Merger Consideration.
          “Out-of-the-Money Option” means any Company Option that has an exercise price per share that is greater than the Per Share Common Merger Consideration.
          “Option Shares” means the number of shares of Ciena Common Stock issuable upon exercise of In-the-Money Options that are assumed by Ciena pursuant to Section 4.7.
          “Per Share Common Merger Consideration” means the amount equal to the quotient obtained by dividing (x) the Common Merger Consideration by (y) the Fully Converted Shares of Company Common Stock Outstanding.
          “Per Share Series 1 Liquidation Preference” means $0.55 per share; provided that for purposes of the definition of Aggregate Preferred Liquidation Preference, Per Share Series 1 Liquidation Preference shall mean $0 per share if the amount in clause (B) of Section 1.5(c)(1) would be greater than the amount in clause (A) of Section 1.5(c)(1).
          “Per Share Series 2 Liquidation Preference” means $1.08 per share; provided that for purposes of the definition of Aggregate Preferred Liquidation Preference, Per Share Series 2 Liquidation Preference shall mean $0 per share if the amount in clause (B) of Section 1.5(c)(2) would be greater than the amount in clause (A) of Section 1.5(c)(2).
          “Per Share Series 3 Liquidation Preference” means $1.08 per share; provided that for purposes of the definition of Aggregate Preferred Liquidation Preference, Per Share Series 3 Liquidation Preference shall mean $0 per share if the amount in clause (B) of Section 1.5(c)(3) would be greater than the amount in clause (A) of Section 1.5(c)(3).
          “Series 1 Exchange Ratio” equals [A ÷B] x [C÷D]; where

A =	the portion of the Aggregate Merger Consideration Value allocated to the Series 1 Preferred Stock pursuant to Section 1.5(c)(1);

B =	the Total Preferred Consideration Amount;

C =	the Adjusted Stock Consideration minus the number of Option Shares; and

D =	the number of shares of Series 1 Preferred Stock outstanding immediately prior to the Effective Time.

          “Series 2 Exchange Ratio” equals [A ÷B] x [C÷D]; where

A =	the portion of the Aggregate Merger Consideration Value allocated to the Series 2 Preferred Stock pursuant to Section 1.5(c)(2);

B =	the Total Preferred Consideration Amount;

C =	the Adjusted Stock Consideration minus the number of Option Shares; and

D =	the number of shares of Series 2 Preferred Stock outstanding immediately prior to the Effective Time.
          “Series 3 Exchange Ratio” equals [A ÷B] x [C÷D]; where

A =	the portion of the Aggregate Merger Consideration Value allocated to the Series 3 Preferred Stock pursuant to Section 1.5(c)(3);

B =	the Total Preferred Consideration Amount;

C =	the Adjusted Stock Consideration minus the number of Option Shares; and

D =	the number of shares of Series 3 Preferred Stock outstanding immediately prior to the Effective Time.
          “Stock Reduction Amount” means the quotient obtained by dividing (A) the Stock Reduction Portion by (B) the Ciena Average Closing Price.
          “Stock Reduction Portion” means the product of (x) the Aggregate Stock Percentage and (y) the sum of (I) Excess Transaction Expenses and (II) Excess Debt.
          “Total Preferred Consideration Amount” means the sum of the portions of the Aggregate Merger Consideration Value allocated to the Series 1 Preferred Stock, the Series 2 Preferred Stock and the Series 3 Preferred Stock pursuant to Sections 1.5(c)(1), (2), and (3).
          “Transaction Expenses” means (i) the fees and expenses of third parties incurred by or on behalf of the Company in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the consummation of the Merger and the transactions contemplated hereby (including the fees and expenses of bankers, accountants and counsel and the “success fee” payable to Daniel Reiner pursuant to his employment agreement listed on Schedule 2.20 of the Company Disclosure Schedule), (ii) any cash retention bonuses in excess of $1,000,000 in total as described in paragraph 2 of Schedule 2.7(a) of the Company Disclosure Schedule, and (iii) the cash payment to Daniel Reiner as described in paragraph 3 of Schedule 2.7(a) of the Company Disclosure Schedule.
          (e) Spreadsheet. The Company shall deliver not less than three (3) Business Days prior to the Closing Date to Ciena and the Exchange Agent a spreadsheet (the

“Spreadsheet”) that shall include the names of all Stockholders and their respective addresses, the number of shares of Company Capital Stock held by each such Stockholder, the portion of the Aggregate Merger Consideration Value to be allocated to each Stockholder pursuant to Section 1.5(c) (including the amount of Ciena Common Stock and/or cash allocated to such Stockholder) , the Stockholder’s portion of the Escrow Cash and Escrow Shares to be deposited by Ciena into the Escrow Fund, the Stockholder’s portion of the Reimbursement Amount to be deposited by Ciena into the Reimbursement Fund and such other information which the Exchange Agent may reasonably request. The calculations in the Spreadsheet shall be based on the Ciena Average Closing Price calculated as if the Closing had occurred one (1) Business Day prior to the date the Spreadsheet is delivered. Prior to the Closing, the Company may revise the Spreadsheet to reflect any changes or correct any inaccuracies set forth therein, including to update the Spreadsheet based on the actual Ciena Average Closing Price. Attached as Exhibit B is a pro forma copy of the Spreadsheet based on certain assumptions as set forth in Exhibit B.
     SECTION 1.6. Adjustment of the Merger Consideration.
          In the event that, prior to the Effective Time, any stock split, combination, reclassification or stock dividend with respect to the Ciena Common Stock or any class or series of Company Capital Stock, any change or conversion of Ciena Common Stock or any class or series of Company Capital Stock into other securities or any other dividend or distribution with respect to the Ciena Common Stock or any class or series of Company Capital Stock should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustment shall be made to the provisions of Section 1.5.
     SECTION 1.7. Stockholder Approval; Dissenting Shares.
          (a) The Company shall use its reasonable best efforts to cause Stockholders holding shares of Company Capital Stock constituting the Company Requisite Vote (as defined in Section 2.4), to execute a written consent (the “Written Consent Action”) in lieu of a meeting pursuant to Section 228 of the DGCL immediately after the execution of this Agreement, (i) adopting this Agreement and approving the Merger, the Escrow Agreement and all other transactions contemplated hereby and appointing Daniel Reiner as Stockholder Representative, (ii) acknowledging that the approval given thereby is irrevocable and that such Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such Stockholder has received and read a copy of Section 262 of the DGCL, (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Capital Stock under the DGCL, (iv) acknowledging that such Stockholder is an “accredited investor” as defined in Regulation D under the Securities Act, (v) approving the amendment to the Company Certificate in the form attached as Exhibit C hereto (the “Certificate Amendment”), and (vi) consenting to and agreeing to be bound by the indemnification obligations set forth in Article VI of this Agreement. Within one (1) Business Day following the receipt by the Company of the Company Requisite Vote pursuant to the Written Consent Action, the Company shall file with the Secretary of State of Delaware, and cause to become effective, the Certificate Amendment.

          (b) Within seven (7) Business Days following the date of this Agreement, the Company shall distribute notice of the taking of the actions described in Section 1.7(a) to all Stockholders not executing the written consent described therein, together with (i) an information statement (the “Information Statement”) containing a description of the appraisal rights of Stockholders available under Section 262 of the DGCL, (ii) such information concerning the Buyer Parties, the Company, the Merger, this Agreement, the Escrow Agreement, the Certificate Amendment and all other transactions contemplated hereby as Ciena shall have previously approved and (iii) a copy of an Investor Representation Letter in the form of Exhibit D hereto.
          (c) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Stockholders who shall not have voted in favor of the adoption of this Agreement or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 1.5. Such Stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the portions of the Aggregate Merger Consideration specified in Section 1.5, without any interest thereon, upon surrender, in the manner provided in Section 1.8, of the certificate or certificates that formerly evidenced by such Dissenting Shares less the portion of the Aggregate Merger Consideration allocable to such Stockholder that has been deposited in the Escrow Fund and the Reimbursement Fund in respect of Company Capital Stock pursuant to Sections 1.8(b) and 6.2.
          (d) The Company shall give Ciena (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Ciena, make any payment or incur any expenses with respect to any demands for appraisal or offer to settle or settle any such demands.
     SECTION 1.8. Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books.
          (a) As of the Effective Time, Ciena shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Capital Stock, the Aggregate Merger Consideration to be issued pursuant to Section 1.5(c) in exchange for the shares of Company Capital Stock less the Escrow Amount and the Reimbursement Amount, together with cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 1.9. (Such deposit, together with any dividends or distributions with respect thereto pursuant to Sections 1.8(c) and 1.9, are referred to herein as the “Exchange Fund”).

          (b) Ciena shall use commercially reasonable efforts to cause the Exchange Agent as soon as practicable, but in any event within five (5) Business Days, after the Effective Time, to send to each Person who was, at the Effective Time, a holder of record of certificates that represented outstanding Company Capital Stock (the “Certificates”), which shares were converted pursuant to Section 1.5, a letter of transmittal (a “Letter of Transmittal”) that (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of Certificates for cancellation, together with the Letter of Transmittal duly executed, such holder shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Ciena Common Stock into which the Company Capital Stock represented by the surrendered Certificate shall have been converted at the Effective Time (less such holder’s portion of the Escrow Shares to be deposited in the Escrow Fund and the Reimbursement Fund by Ciena as set forth on the Spreadsheet), (B) the amount of cash to which such holder is entitled pursuant to Section 1.5(c) (less such holder’s portion of the Escrow Cash to be deposited in the Escrow Fund and the Reimbursement Fund by Ciena as set forth on the Spreadsheet), (C) cash in lieu of any fractional share of Ciena Common Stock in accordance with Section 1.9 and (D) certain dividends and distributions in accordance with Section 1.8(c), and the Certificates so surrendered shall then be canceled. Subject to Section 1.8(c) and Section 1.9, until surrendered as contemplated by this Section 1.8(b), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the portion of the Aggregate Merger Consideration into which such Company Capital Stock shall have been converted. Ciena and the Company will consult and cooperate with each other prior to the Closing with the aim of expediting the payment of the Aggregate Merger Consideration on or promptly after the Effective Time to parties entitled to such Aggregate Merger Consolidation under Section 1.5. Prior to the Effective Time, Ciena shall provide to any Stockholder who is to receive in excess of $500,000 in cash and/or Ciena Common Stock in connection with the Merger, upon the written or email request of such Stockholder (or the Company on behalf of such Stockholder), a Letter of Transmittal, and any such Stockholder who shall deliver a duly completed Letter of Transmittal and the other items set forth in this Section 1.8(b) to the Exchange Agent on or prior to the Closing Date shall receive the portion of the Aggregate Merger Consideration such Stockholder is entitled to receive hereunder within three (3) Business Days after the Closing Date. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 6.2, Ciena shall cause to be delivered to the Escrow Agent (as defined in Section 6.2) the Escrow Amount and (y) $350,000 (the “Reimbursement Amount”).
          (c) Until a holder of Company Capital Stock entitled by reason of the Merger to receive certificates representing Ciena Common Stock shall have surrendered its Certificates pursuant to this Section 1.8, no dividends or other distribution declared or made after the Effective Time with respect to the Ciena Common Stock with a record date after the Effective Time shall be paid to the holder. Subject to applicable Law, following surrender of any such Certificate, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Ciena Common Stock represented by the certificate received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Ciena Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.
          (d) If any certificate representing shares of Ciena Common Stock or any cash is to be issued or paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Exchange Agent any transfer or other taxes required as a result of the issuance of such certificates of Ciena Common Stock and the distribution of such cash payment to such Person or (ii) shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Ciena or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Ciena or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Ciena or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Ciena or the Exchange Agent. All amounts in respect of taxes received or withheld by Ciena shall be remitted or paid by Ciena in accordance with the Code or such state, local or foreign tax Law, as applicable.
          (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and payment of any surety premium fee as may be required by the Exchange Agent, the Surviving Company shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Ciena Common Stock as determined under Section 1.5(c), pay any cash required under Section 1.5(c), and pay any cash, dividends and distributions as determined in accordance with Section 1.8(c) and Section 1.9 in respect of such Certificate.
          (f) At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law.
     SECTION 1.9. No Fractional Shares.
          No certificates or scrip representing fractional shares of Ciena Common Stock shall be issued upon the surrender for exchange of Certificates and such a fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Ciena. In lieu of receiving any such fractional share, each holder of Company Capital Stock who would otherwise have been entitled thereto upon the surrender of Certificates for exchange will receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (i) the closing price of Ciena Common Stock on The NASDAQ Global Select

Market at the close of trading immediately prior to the Effective Time, by (ii) the fractional share to which such holder would otherwise be entitled. Ciena shall make available to the Exchange Agent the cash necessary for this purpose.
     SECTION 1.10. Return of Exchange Fund.
          Any portion of the Exchange Fund that remains undistributed to the former holders of Company Capital Stock for six (6) months after the Effective Date shall be delivered to Ciena, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificates in compliance herewith shall thereafter look only to Ciena for payment of their claim for their portion of the Aggregate Merger Consideration, any shares of Ciena Common Stock, any cash in lieu of fractional shares of Ciena Common Stock and any dividends or distributions with respect to such shares of Ciena Common Stock. Neither Ciena nor the Company shall be liable to any former holder of Company Capital Stock for any cash or shares of Ciena Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof) that is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar Law.
     SECTION 1.11. No Further Ownership Rights in Company Capital Stock.
          All cash and shares of Ciena Common Stock delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof (including any cash paid pursuant to Section 1.9) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Capital Stock previously represented by such Certificate.
     SECTION 1.12. Further Assurances.
          If at any time after the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or Assets of the Company or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or Assets of the Company, and otherwise to carry out the purposes of this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Subject to the exceptions set forth in the Disclosure Schedule of the Company attached hereto as Exhibit E delivered concurrently with the execution of this Agreement (the

“Company Disclosure Schedule”), the Company hereby represents and warrants to the Buyer Parties as follows:
     SECTION 2.1. Organization and Qualification.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. The Company is duly authorized or qualified to conduct its business, and is in good standing, in each jurisdiction in which the ownership or leasing of its Assets or the nature of its activities in connection with the conduct of its business makes such qualification necessary except for those jurisdictions where the failure to be so qualified and in good standing would not have a Company Material Adverse Effect.
          (b) Schedule 2.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all of the Company’s direct and indirect Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity or similar interest owned by the Company or another direct or indirect Subsidiary of the Company. Neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.
          (c) Each Subsidiary of the Company is an entity, incorporated or duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization as set forth in Schedule 2.1(b) of the Company Disclosure Schedule and has the requisite power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is authorized or qualified to conduct its business, and is in good standing, in each jurisdiction in which the ownership or leasing of its Assets or the nature of its activities in connection with the conduct of its business makes such qualification necessary except for those jurisdictions where the failure to be so qualified and in good standing would not have a Company Material Adverse Effect.
     SECTION 2.2. Certificate of Incorporation and Bylaws.
          The Company has heretofore delivered or made available to Ciena a complete and correct copy of the Company Certificate and the bylaws of the Company, each as amended to date. Such Company Certificate and bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate or its bylaws. The Company has heretofore delivered or made available to Ciena a complete and correct copy of its Subsidiaries’ charters and bylaws, each as amended to and as in effect as of the date hereof.
     SECTION 2.3. Capitalization.
          (a) The authorized capital stock of the Company consists of 131,008,890 shares of Company Common Stock, 6,507,147 of which are issued and outstanding as of January 21,

2008, and 90,169,939 shares of Company Preferred Stock, of which 46,910,124 shares are designated as Series 1 Preferred Stock, 44,550,814 of which are issued and outstanding as of January 21, 2008, 23,888,889 shares are designated as Series 2 Preferred Stock, all of which are issued and outstanding as of January 21, 2008 and 19,370,926 are designated as Series 3 Preferred Stock, 16,536,915 of which are issued and outstanding as of January 21, 2008. As of January 21, 2008, all such issued and outstanding shares of Company Capital Stock are owned of record by the Stockholders of the Company shown on Schedule 2.3(a) of the Company Disclosure Schedule. The Company has not granted any options, warrants or other rights, or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company, or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company, except that as of the date of this Agreement, there were (i) 20,601,571 shares of Company Common Stock reserved for issuance pursuant to options outstanding under the Company’s 2000 Stock Incentive Plan, as amended (the “Company Stock Plan”), and (ii) 9,605,010 shares of Company Capital Stock reserved for issuance pursuant to outstanding Company Warrants, which Company Warrants are shown on Schedule 2.3(b) of the Company Disclosure Schedule.
          (b) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders of the Company on any matter. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person, except in accordance with the Company Certificate.
          (c) All of the issued and outstanding shares of the Company Capital Stock have been duly authorized and validly issued in accordance with applicable laws and are fully paid and non-assessable and not subject to statutory preemptive rights. All of the outstanding shares of capital stock of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company free and clear of any lien, pledge, security interest or other encumbrance. As of the date hereof, to the Company’s Knowledge, each holder of the Company Preferred Stock and each holder of a Company Warrant is an “accredited investor” as defined in Regulation D under the Securities Act. Except as described in this Section 2.3 and for the shares of Company Common Stock reserved for issuance upon conversion of the shares of Company Preferred Stock, no shares of capital stock of the Company are reserved for any purpose. Schedule 2.3(c) of the Company Disclosure Schedule contains a list that is complete and accurate in all respects as of the date hereof, of each outstanding option or other stock based award to purchase or acquire shares under the Company Stock Plan or otherwise (the “Company Options”), including whether or not the grant was made under the Company Stock Plan, the holder, date of grant, exercise price, whether the option contains an associated stock appreciation right, vesting and acceleration provisions (including the extent to which acceleration of vesting is triggered by the Merger) and numbers of shares subject thereto.
          (d) Each outstanding Company Option was granted with an exercise price per share at least equal to the fair market value of the underlying stock (as determined in good faith by the Company’s Board of Directors and, in the case of Company Options granted on or after

January 1, 2005 and classified as nonstatutory stock options (i.e. options not intended to qualify as incentive stock options under Section 422 of the Code), in a manner consistent with Section 409A of the Code and the regulations promulgated thereunder and Internal Revenue Service guidance issued thereunder).
     SECTION 2.4. Authority.
          (a) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except that (i) approval of the Certificate Amendment requires approval by holders of a majority in voting power of the shares of the Company Capital Stock, voting together as a single class on an as-if converted to Company Common Stock basis, approval of the holders of a majority of the outstanding shares of Series 1 Preferred Stock, voting together as a separate series, approval of the holders of a majority of the outstanding shares of Series 2 Preferred Stock, voting together as a separate series, approval of the holders of a majority of the outstanding shares of Series 3 Preferred Stock, voting together as a separate series, and approval of the holders of a majority in voting power of the shares of the Company Preferred Stock, voting together as a single class on an as-if converted to Company Common Stock basis, and (ii) adoption of this Agreement requires approval by holders of a majority in voting power of the shares of the Company Capital Stock, voting together as a single class on an as-if converted to Company Common Stock basis, approval of the holders of sixty-five percent (65%) of outstanding shares of Series 1 Preferred Stock and Series 2 Preferred Stock, voting together as a single class on an as-if converted to Company Common Stock basis, and approval of the holders of a majority of the outstanding shares of Series 3 Preferred Stock, voting together as a separate series (collectively, the “Company Requisite Vote”).
          (b) The Board of Directors of the Company has duly declared advisable and approved this Agreement and the Merger and the other transactions contemplated hereby to which the Company is a party by the unanimous vote of the directors present at the meeting at which these matters were considered, and has duly recommended that the Stockholders adopt this Agreement and approve the Merger, provided, however, that prior to the receipt of the Company Requisite Vote the Board of Directors may change its recommendation to the Stockholders with respect to the adoption of the Agreement and approval of the Merger.
          (c) Assuming due authorization, execution and delivery by the Buyer Parties, this Agreement constitutes, a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.
     SECTION 2.5. No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement will not,

(i) conflict with or violate the Company Certificate (and in the case of performance by the Company of its obligations under this Agreement, as amended by the Certificate Amendment) or the bylaws of the Company, (ii) conflict with or violate any Law applicable to the Company (assuming that the consents, approvals, authorizations and permits referred to in Section 2.5(b) and Schedule 2.5(b) of the Company Disclosure Schedule are obtained, the filings referred to in Section 2.5(b) are made and any waiting periods under such filings have been terminated or expired), or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is subject, except with respect to (ii) or (iii) above, for those instances that would not delay or impede the consummation of the transactions contemplated hereby in any material respect or would otherwise not reasonably be expected to have a Company Material Adverse Effect.
          (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by the Company, except for (i) the filing of the Certificate Amendment and Certificate of Merger under the DGCL, (ii) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”) or any applicable non-United States antitrust or competition laws and regulations, (iii) federal and state securities Law filings, and (iv) consents, approvals, authorizations, permits, filings and notifications which are not material to the Company’s or its Subsidiaries’ business or would not delay or impede the consummation of the transactions contemplated hereby.
          (c) All consents and waivers required from any person in order to (i) carry out the transactions contemplated hereby under any Material Contract to which the Company is a party, or (ii) to assign such Material Contract to the Surviving Company, are set forth on Schedule 2.5(c) of the Company Disclosure Schedule.
     SECTION 2.6. Financial Statements; Controls.
          (a) Attached hereto as Schedule 2.6 of the Company Disclosure Schedule are the audited balance sheets of the Company as of December 31, 2006 and 2005; the audited statements of operations and cash flows for the years ended December 31, 2006 and 2005; the unaudited balance sheet as of December 31, 2007; and the unaudited statements of operations and cash flows for the year ended December 31, 2007 (collectively, the “Financial Statements”). The audited financial statements referred to in this Section 2.6 present fairly, in all material respects, the financial condition of the Company as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis. The unaudited financial statements referred to in this Section 2.6 present fairly, in all material respects, the financial condition of the Company as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with GAAP applied on a consistent basis except for the absence of required footnotes and normal recurring, year-end audit adjustments which are not expected to be material to the Company. All audited financial statements included in the Financial Statements are accompanied by unqualified audit reports of Deloitte & Touche LLP, and the Company has not concluded that (and the Company has not been advised by, or received notice from, Deloitte & Touche LLP to the effect that) such Financial Statements should not be relied upon by the Company or its successors or any other Person. The Company has not incurred any liabilities, contingent or absolute, matured or unmatured, known or unknown, except (a) as reflected in the balance sheet of the Company as of December 31, 2007 (the “Balance Sheet Date”), (b) liabilities not required to be reflected on a balance sheet prepared in accordance with GAAP applied on a consistent basis with the Financial Statements, (c) liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business in amounts, individually and in the aggregate, that are consistent with recent historical experience, and (d) liabilities incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement. Since the Balance Sheet Date, and except as expressly permitted by this Agreement or consented to in writing by Ciena, the Company has not incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise as an accommodation become responsible for, the obligations of any Person.
          (b) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and a system of internal controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements), including policies and procedures that:
               (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transaction and dispositions of the Company and its Subsidiaries;
               (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company; and
               (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s Assets that could have a material effect on the Financial Statements.
          (c) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (i) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (ii) any claim or allegation regarding any of the foregoing.
     SECTION 2.7. Absence of Certain Changes or Events.
          (a) Since the Balance Sheet Date, there has been no event or set of circumstances that has resulted in or is reasonably likely to result in a Company Material Adverse Effect. Since the Balance Sheet Date, the Company and its Subsidiaries have each conducted their business in the Ordinary Course of Business, and, except as expressly permitted by this Agreement or consented to in writing by Ciena, have not (i) paid any dividend or distribution in respect of, or redeemed or repurchased any of, their capital stock other than the Company’s repurchase of shares, at the original purchase price paid per share, from terminating employees, directors or consultants in amounts and from persons described in Schedule 2.7(a) of the Company Disclosure Schedule; (ii)  mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any of their Assets; (iii) sold, exchanged, transferred or otherwise disposed of any material Assets except in the Ordinary Course of Business, or canceled or forgiven any material debts or claims; (iv) written down the value of any Assets or written off as uncollectible any accounts receivable except in the Ordinary Course of Business as required by GAAP and in amounts, individually and in the aggregate, consistent with the Company’s recent historical experience; (v) entered into any transactions, other than in the Ordinary Course of Business; (vi) made any change in any method of accounting or accounting practice except as required by GAAP; or (vii) made any written agreement to do any of the foregoing, other than negotiations with Ciena and its representatives regarding the transactions contemplated by this Agreement.
          (b) Since the Balance Sheet Date, and except as expressly permitted by this Agreement or consented to in writing by Ciena, there has not been: (i) any damage, destruction or loss (whether or not covered by insurance) or any other event negatively affecting the business or Assets of the Company or its Subsidiaries except for those that would not reasonably be expected to have a Company Material Adverse Effect; (ii) any increase in the compensation or benefits payable or to become payable by the Company or its Subsidiaries to any of the directors, officers, consultants or employees of the Company or its Subsidiaries, other than salary increases and payment of bonuses in connection with customary performance reviews and customary bonuses consistent with past practices, the terms and amounts of which are set forth on Schedule 2.7(b) of the Company Disclosure Schedule; (iii) any discharge or satisfaction of any material Lien or payment of any material liability or obligation by the Company or its Subsidiaries other than current liabilities in the Ordinary Course of Business; or (iv) any binding agreement to do any of the foregoing, other than negotiations with Ciena and its representatives regarding the transactions contemplated by this Agreement.
     SECTION 2.8. Ownership and Condition of the Assets.
          The Company or one of its Subsidiaries is the sole and exclusive legal and equitable owner of and has good and valid title to the Assets it purports to own and such Assets are free and clear of all Encumbrances other than Permitted Encumbrances. No person or Governmental Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of such Assets other than in the Ordinary Course of Business. All of the personal property of the Company and its Subsidiaries is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used except for instances that would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 2.9. Leases.
          Schedule 2.9 lists all leases and other agreements under which the Company or its Subsidiaries are lessee or lessor of any Asset (other than real property), or holds, manages or operates any Asset owned by any third party (other than real property), or under which any Asset owned by the Company or its Subsidiaries is held, operated or managed by a third party, other than real property (collectively, the “Asset Leases”). The Company or its Subsidiaries are the holder of all the leasehold estates purported to be granted to such entity by the Asset Leases and is the owner of all equipment, machinery and other Assets purported to be owned by the Company or its Subsidiaries thereon, free and clear of all Encumbrances other than Permitted Encumbrances. Each such lease and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity) and grants the leasehold estate it purports to grant free and clear of all Encumbrances other than Permitted Encumbrances. All necessary and material governmental approvals required to be obtained by the Company or its Subsidiaries with respect to the Asset Leases have been obtained, all necessary and material filings or registrations therefor have been made, and to the Company’s Knowledge, there have been no threatened cancellations thereof and are no outstanding material disputes thereunder. Neither the Company nor its Subsidiaries are in default in any material respect under any of the Asset Leases and to the Company’s Knowledge, no other party is in default in any material respect under any of the Asset Leases, and, there has not occurred any event that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would, constitute a default on the part of the Company or its Subsidiaries, or to the Company’s Knowledge, a party other than the Company.
     SECTION 2.10. Other Agreements.
          (a) Schedule 2.10 of the Company Disclosure Schedule is an accurate list of all material contracts and agreements to which the Company or its Subsidiaries are a party, or which it or any of its property is bound (including, without limitation, joint venture agreements, employment contracts, loan agreements, bonds, mortgages, liens, pledges or other security agreements) used in connection with, or relating to the conduct of the business of the Company or its subsidiaries (the “Material Contracts”) as of the date of this Agreement, other than material contracts and agreements set forth in Schedule 2.17 of the Company Disclosure Schedule.
          (b) Except as set forth on Schedule 2.10 of the Company Disclosure Schedule, with respect to the conduct of the business of the Company and its Subsidiaries and ownership of the Assets, neither the Company nor its Subsidiaries are a party to or bound by:
               (1) any contract, purchase or sales orders, or other commitment that involves a dollar amount in excess of $250,000 or extends for a period of twelve months or more;
               (2) any employment contracts with employees, agents or consultants, other than at-will employment agreements where total annual base salary is less than $100,000;

               (3) any contract with a third party for the sale or distribution of the Company or its Subsidiaries’ products or services, including contracts with sales or other agents, brokers, distributors or dealers;
               (4) any partnership or joint venture agreement;
               (5) any material agreements giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the sale of the products or services of the Company or its Subsidiaries other than rights to refund granted in the Ordinary Course of Business;
               (6) any agreements for the borrowing or lending of money with respect to the business of the Company or its Subsidiaries or any guaranty agreement;
               (7) any agreements that contain any provisions requiring the Company or its Subsidiaries to indemnify any other party thereto, other than agreements entered into in the Ordinary Course of Business or that would not reasonably be expected to have a Company Material Adverse Effect;
               (8) any agreement with any Government Entity for the sale of goods or services to the Governmental Entity;
               (9) any agreement granting any Person a Lien on any material Assets of the Company other than Permitted Encumbrances;
               (10) any agreement under which the Company or its Subsidiaries licenses or transfers any rights to any intellectual property rights owned by the Company or under which the Company licenses any intellectual property rights from a third party except for licenses of widely available “shrink-wrap,” “click wrap,” freeware, open source, “copyleft” or similarly licensed software (“Widely Available Software”) or licenses enabling the Company’s customers to use the Company’s products;
               (11) any joint venture, co-development, corporate partnering or similar agreement involving the collaborative development, marketing or sale of goods or services that involves a dollar amount in excess of $100,000 or extends for a period of twelve months or more;
               (12) any severance, bonus, executive or deferred compensation, profit sharing, pension or retirement, stock option or stock purchase, hospitalization, insurance, medical reimbursement or other plan, agreement or arrangement or practice providing benefits to any officer or director or former officer or director that is not otherwise set forth on Schedule 2.17(a) of the Company Disclosure Schedule; and
               (13) any non-competition or non-solicitation agreement relating to the business of the Company or its Subsidiaries or the Assets or any other written contract restricting its right to conduct the business of the Company at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas, customers, suppliers or lines of business.

          (c) A true and correct copy of each Material Contract has been made available to Ciena prior to the date hereof. Each Material Contract is now valid, in full force and effect and enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity), except where the failure to be valid, in full force and effect or enforceable would not reasonably be expected to result in a material liability to the Company. Neither the Company nor its Subsidiaries have breached or improperly terminated any such Material Contract, the effect of which would reasonably be expected to have a Company Material Adverse Effect, and neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any third party is in default under any such Material Contract, the effect of which would reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, there exists no condition or event that is within the control of the Company that, after notice or lapse of time or both, would constitute any such breach, termination or default. To the Company’s Knowledge, there is no bid or contract proposal made by the Company or its Subsidiaries, that, if accepted and entered into, is likely to result in a loss to the Company.
     SECTION 2.11. Real Property.
          (a) Schedule 2.11 of the Company Disclosure Schedule contains a list of the following real estate interests held by the Company or its Subsidiaries: (i) each parcel of land or building or other improvement to real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (ii) each option held by the Company or its Subsidiaries to acquire any real property, and (iii) each lease, ground lease or similar agreement under which the Company or its Subsidiaries are lessee of, or hold or operate, any real property owned by any third party (the “Leased Real Property” and collectively with the Owned Real Property, the “Real Property”). The Real Property listed in Schedule 2.11 of the Company Disclosure Schedule constitutes all real property interests necessary to conduct the business and operations of the Company and its Subsidiaries as now conducted. There are no easements or other real property interests that have been asserted by a Governmental Entity to be required to conduct the business and operations of the Company or its Subsidiaries. The Company has made available to Ciena true and complete copies of all deeds, leases and other instruments of title pertaining to the Real Property (including any and all amendments and other modifications of such instruments).
          (b) The Company or its Subsidiaries have good and valid title to each item of Owned Real Property and a valid leasehold interest in each item of Leased Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances. There is no default under any of the Permitted Encumbrances which would reasonably be expected to result in a Company Material Adverse Effect. All Real Property (including buildings, structures, equipment and other tangible assets of the Company and its Subsidiaries located on the Real Property) is sufficient to support the conduct of business by the Company and its Subsidiaries as currently conducted. The Real Property complies in all material respects with all applicable building or zoning codes and in the regulations of any Governmental Entity having jurisdiction, except where any non-compliance would not reasonably be expected to result in material interference with the Company’s or its Subsidiaries’ use or occupancy of the Real Property. To the Knowledge of the Company, no Real Property is subject to any pending or threatened suit for condemnation or other taking by any Governmental Entity.
          (c) To the Company’s Knowledge, the Real Property is in conformance, in all material respects, with all deed restrictions and other covenants and conditions recorded or running with the land and is in conformity, in all material respects, with the certificate(s) of occupancy issued for such Owned Real Property.
          (d) With regard to any real property Asset where the Company or its Subsidiaries (the “Ground Lessee”) owns any building or other improvement subject to a ground leasehold estate (a “Ground Lease”), in addition to the foregoing: (i) each such Ground Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity) and grants the leasehold estate it purports to grant free and clear of all Encumbrances other than Permitted Encumbrances, (ii) to the Company’s Knowledge, there have been no threatened cancellations of such Ground Lease, (iii) neither the Company nor any of its Subsidiaries are in default in any material respect under such Ground Lease and to the Company’s Knowledge, no other party is in default in any material respect under such Ground Lease, and (iv) to the Knowledge of the Company, there has not occurred any event that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would, constitute a default on the part of the Company or its Subsidiaries, or, to the Company’s Knowledge, a party other than the Company or its Subsidiary under such Ground Lease.
     SECTION 2.12. Environmental Matters.
          (a) The Company and its Subsidiaries have materially complied with all Environmental Laws. To the Knowledge of the Company, there are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which have resulted or would reasonably be expected to result in material liability to the Company under any Environmental Law. There are no pending or, to the Knowledge of the Company, threatened actions, suits, claims, legal proceedings or other proceedings against the Company or its Subsidiaries based on any Environmental Law, and the Company has not received any written notice of any complaint, order, directive, citation, warrant, written notice of violation, written notice of responsibility, written notice of potential responsibility, or information request from any Governmental Entity or any other person arising out of or attributable to: (i) the current or past presence at any part of the Real Property of Hazardous Materials; (ii) the current or past Release or threatened Release of Hazardous Materials at, on, under or from the Real Property; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property or arising from the Company’s and its Subsidiaries’ activities; (iv) any violation of Environmental Laws.
          (b) The Company and its Subsidiaries have been duly issued, and currently have all material permits, licenses, certificates and approvals required to be maintained by the Company or its Subsidiaries under any Environmental Law with respect to the use of the Real

Property by the Company and to conduct their activities. A true and complete list of such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out in Schedule 2.12 of the Company Disclosure Schedule. Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, there has been no Release of any Hazardous Materials by the Company or any of its Subsidiaries, or at, on, under or from the Real Property.
          (c) To the Knowledge of the Company, none of the Real Property contains (i) any underground or aboveground storage tanks, or underground or aboveground piping associated with such tanks, used currently or in the past for Hazardous Materials, (ii) any unit used for the treatment or disposal of Hazardous Materials, (iii) filled in land or wetlands; (iv) polychlorinated biphenyls; (v) lead-based paint; or (vi) asbestos-containing materials.
          (d) The Company has furnished to Ciena in all material respects copies of all environmental assessments, reports, audits and other documents in its possession or under its control that are material to the evaluation of the Company’s or its Subsidiaries’ compliance with Environmental Laws or the environmental condition of the Real Property or any other real property that the Company or its Subsidiaries currently or formerly have owned, operated, or leased. To the Knowledge of the Company, any information the Company or its Subsidiaries has furnished to Ciena concerning the environmental condition of any real property, prior uses of the properties, and the operations of the Company or its Subsidiaries related to compliance with Environmental Laws is accurate and complete in all material respects.
          (e) The Company and its Subsidiaries have not arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it is or could be subject to material liability for the cleanup of such location pursuant to Environmental Laws, except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries.
          (f) To the Knowledge of Company, no material authorization, notification, recording, filing, consent, waiting period, remediation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby.
     SECTION 2.13. Litigation.
          Neither the Company nor its Subsidiaries are involved in any pending action, suit, investigation, claim, arbitration or litigation that would reasonably be expected to result in any material liability to the Company and, to the Knowledge of the Company, no such matter is threatened against or involving the Company, its Subsidiaries or the Assets, at law or in equity, or before or by any court, arbitrator or Governmental Entity. Neither the Company nor its Subsidiaries are operating under, or subject to, any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Entity. No property or Assets of the Company or its Subsidiaries has been taken or expropriated by any federal, state, provincial, municipal or other Governmental Entity nor has any notice or proceeding with respect to thereof been given or commenced, nor, to the Company’s Knowledge, is there any intent or proposal by any Governmental Entity to give any such notice or commence any such proceeding.

     SECTION 2.14. Compliance with Laws.
          The Company and its Subsidiaries are and have been in compliance in all respects with all Laws applicable to the Assets and its business and operations, including all Laws applicable to the Company’s and the Subsidiaries’ relationship with its respective employees, except where noncompliance would not be reasonably expected to have a Company Material Adverse Effect.
     SECTION 2.15. Intellectual Property.
          (a) To the Knowledge of the Company, the Company or its Subsidiaries have all right, title, interest and license rights necessary to use all intellectual property used in the business of the Company and its Subsidiaries as currently conducted and that is currently anticipated by the Company to be required to carry out the Company’s product development and marketing plans through at least the next six (6) months (the “Intellectual Property Rights”). There are no claims or demands against the Company by any other Person pertaining to any of such Intellectual Property Rights and no proceedings have been instituted, or are pending, or to the Knowledge of the Company, threatened, that challenge the rights of the Company or its Subsidiaries in respect thereof. To the Company’s Knowledge, the Company or its Subsidiaries have the right to use, without infringing the rights of others, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for its products or its business as currently conducted.
          (b) Schedule 2.15(b) of the Company Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, domain names and registered copyrights owned or registered in the name of the Company or its Subsidiaries. All of such patents, patent applications, registered trademarks, trademark applications and registered copyrights owned or registered in the name of the Company or its Subsidiaries, if any, have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on Schedule 2.15(b) of the Company Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of Law and administrative regulations in the United States and each such jurisdiction.
          (c) All licenses or other agreements under which the Company or its Subsidiaries are granted rights in Intellectual Property Rights are listed on Schedule 2.10(b)(10) of the Company Disclosure Schedule except for licenses of Widely Available Software. Such licenses and agreements are valid, in full force and effect and enforceable in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity) , except where the failure to be valid, in full force and effect or enforceable would not reasonably be expected to result in a material liability to the Company. Neither the Company nor its Subsidiaries have breached or improperly terminated any such licenses or agreements, the effect of which would reasonably be expected to have a Company Material Adverse Effect, and neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any third party is in default under any such licenses or agreements, the effect of which would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the licensors under the licenses and agreements identified on Schedule 2.10(b)(10) of the Company Disclosure Schedule have and had all requisite power and authority to grant the rights purported to be conferred thereby. A true and correct copy of such licenses and agreements has been made available to Ciena prior to the date hereof. To the Knowledge of the Company, the Company does not distribute any software code owned or licensed by a third party (“Open Source Code”) as part of the Company’s products in a manner that requires, as a condition of use, modification, or distribution of the Open Source Code, that any Company-owned software code that is distributed as part of the Company’s products with the Open Source Code be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable by a licensee at no charge. To the Knowledge of the Company, the Company has not disclosed, delivered, or licensed to any Person any software source code for all or a part of the Company’s products.
          (d) All licenses and other agreements under which the Company or its Subsidiaries have granted rights to others in Intellectual Property Rights owned or licensed by the Company are listed on Schedule 2.10(b)(10) of the Company Disclosure Schedule except for licenses of Widely Available Software and licenses enabling the Company’s customers to use the Company’s products. Such licenses and agreements are now valid, in full force and effect and enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity), except where the failure to be valid, in full force and effect or enforceable would not reasonably be expected to result in a material liability to the Company . Neither the Company nor its Subsidiaries have breached or improperly terminated any such licenses or agreements, the effect of which would have a Company Material Adverse Effect, and neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any third party is in default under any such licenses or agreements, the effect of which would have a Company Material Adverse Effect. A true and correct copy of such licenses and agreements has been made available to Ciena prior to the date hereof.
          (e) The Company and its Subsidiaries have each taken reasonable steps it believes to be required in accordance with sound business practice to establish and preserve its ownership of all material copyright, trade secret and other proprietary rights with respect to its products and technology. The Company and its Subsidiaries have each required all professional and technical employees and independent contractors having access to valuable non-public information of the Company and its Subsidiaries to execute agreements under which such persons are required to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company does not have Knowledge of any infringement by others of any Intellectual Property Rights owned by the Company or its Subsidiaries.
          (f) To the Knowledge of the Company, the present business, activities and products of the Company and its Subsidiaries do not infringe any Intellectual Property Rights owned by any other Person. No proceeding charging the Company or its Subsidiaries with infringement of any Intellectual Property Rights has been filed or, to the Knowledge of the Company, is threatened or likely to be filed. To the Knowledge of the Company, neither the

Company nor its Subsidiaries are making any unauthorized use of any confidential information or trade secrets of any Person, including without limitation, of any customer of the Company or its Subsidiaries, or of any past or present employee of the Company or its Subsidiaries. Except for customer contracts in the Ordinary Course of Business and confidentiality agreements by employees with former employers, neither the Company or its Subsidiaries nor, to the Knowledge of the Company, any of its employees have any agreements or arrangements with any Persons other than the Company related to confidential information or trade secrets of such Persons or that would restrict any of Company’s employees engagement in business activities of any nature. To the Company’s Knowledge, the activities of its employees on behalf of the Company or its Subsidiaries do not violate any such agreements or arrangements known to the Company.
          (g) The Company and its Subsidiaries have each required all professional and technical employees and independent contractors whose responsibilities include creation of copyrightable works or development of ideas, inventions, improvements or discoveries that are material to the operation of the Company’s business to execute agreements under which such persons assign all rights (except as prohibited by applicable Law) to the Company or its Subsidiaries. To the Knowledge of the Company, none of the current officers and employees of the Company or its Subsidiaries have any issued patent or patent application pending for any device, process, design or invention of any kind used (currently or in the twelve (12) months prior to the date hereof) by the Company or its Subsidiaries, or is intended to be used by the Company or its Subsidiaries or their successors in the future, which patent or patent application has not been assigned to the Company or its Subsidiaries, with such assignment duly recorded in the patent office of the relevant jurisdiction. Written assignments to the Company or its Subsidiaries have been executed by all inventors for those patents and patent applications owned or purported to be owned by the Company or its Subsidiaries that are set forth on Schedule 2.15(b) of the Company Disclosure Schedule.
     SECTION 2.16. Taxes and Assessments.
          The Company and its Subsidiaries have each (i) filed all Tax Returns that are required to be filed under applicable Law and regulations (taking into account any extensions of time within which to file) and all such Tax Returns are correct and complete in all material respects, (ii) duly and timely paid all material Taxes that have become due and payable by it, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return or the payment of any material Tax; (iii) received no written notice of, nor does the Company have any Knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing Governmental Entity; (iv) no Knowledge of any audits pending; and (v) not entered into any discussions with any federal, state, local, or foreign authority with respect to any Tax asserted by such authority but not yet paid by the Company or its Subsidiaries. Since inception of the Company, the Tax Returns of the Company and its Subsidiaries have never been audited by federal, state, local, or foreign authorities. There are no Liens for Taxes (other than Taxes not yet due and payable) on any property of the Company or its Subsidiaries. The Company and its Subsidiaries have withheld from each payment made to any of its past or present employees, officers or directors, and to any non-residents, the amount of Taxes and other deductions required to be withheld therefrom and has paid the same (or set aside for timely payment) to the proper Tax or other receiving officers within the time required under applicable Laws, and neither the Company nor its Subsidiaries have any liability for any Taxes or penalties for failure to comply with any of the foregoing. The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Neither the Company nor its Subsidiaries have been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Neither the Company nor its Subsidiaries have participated in any reportable or listed transaction as defined under Section 6011 of the Code. If the Company or its Subsidiaries have participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.
     SECTION 2.17. Employment and Benefit Matters.
          (a) Pension and Benefit Plans and Other Arrangements. Schedule 2.17(a) of the Company Disclosure Schedule lists each employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan” as defined by Section 3(3) of ERISA), applicable to employees or former employees of the Company or its Subsidiaries or to which the Company or its Subsidiaries have contributed or under which the Company or its Subsidiaries have any material liability (collectively, the “Company Benefit Plans”). The Company has made available to Ciena, to the extent applicable, a true and correct copy of (i) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan or similar report of the jurisdiction in which such Company Benefit Plan is located, (ii) each such Company Benefit Plan document and any amendments thereto, (iii) each trust agreement or other funding vehicle relating to each such Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, and (v) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code or similar report of the jurisdiction in which such Company Benefit Plan is located.
          (b) Compliance. The Company and its Subsidiaries have complied with the terms of the Company Benefit Plans and all applicable provisions of the Code, ERISA, and all other applicable Laws pertaining to the Company Benefit Plans, except for instances of non-compliance that could not reasonably by expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any Law governing any Company Benefit Plan (other than routine claims for benefits), and, to the Knowledge of the Company, there exist no facts that could reasonably be expected to give rise to such a claim.

          (c) Pension Plans and Multiemployer Plans. Neither the Company, its Subsidiaries nor any ERISA Affiliate currently sponsors, maintains, contributes to, nor is the Company, its Subsidiaries or any ERISA Affiliate required to contribute to, nor has the Company, its Subsidiaries nor any ERISA Affiliate ever sponsored, maintained, contributed to, or been required to contribute to, an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA. At no time has the Company, its Subsidiaries or any ERISA Affiliate contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.
          (d) No Post-Employment Obligations. Neither the Company, its Subsidiaries nor any ERISA Affiliate (i) maintains or contributes to any Company Benefit Plan which provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any employee upon his retirement or termination from employment, except as may be required by Section 4980B of the Code or similar state Law; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any employee that such employee would be provided with life insurance, medical or other welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code or similar state Law.
          (e) Collective Bargaining Agreements. There are no collective bargaining agreements applicable to the Company’s and its Subsidiaries’ employees and the Company and its Subsidiaries have no duty to bargain with any labor organization with respect to such persons. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company or its Subsidiaries.
          (f) Employee Information. The Company has made available to Ciena a list of the names, positions and annual base rates of cash compensation and target annual bonus opportunities of all officers, employees and consultants of the Company and its Subsidiaries, as of the date hereof. Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries taken as a whole, with respect to any persons employed by the Company or its Subsidiaries, the Company and its Subsidiaries are in material compliance with all Laws respecting employment conditions and practices.
          (g) Employment Practices. Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries taken as a whole, with respect to any persons employed by the Company or its Subsidiaries, (i) the Company and its Subsidiaries have not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the Knowledge of the Company, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company or its Subsidiaries before any Governmental Entity, nor, to the Knowledge of the Company, does any basis therefor exist.

          (h) Contributions to the Company Benefit Plans. All contributions to, and payments from, each Company Benefit Plan that may have been required to be made in accordance with the terms of such plan, and, where applicable, the laws of the jurisdiction that govern such plan, have been made in a timely manner, and all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Company Benefit Plan required to be filed with any Governmental Entity or distributed to any participant of such plan have been duly filed on a timely basis or properly distributed.
          (i) Immigration Laws. The Company and its Subsidiaries have complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including, but not limited to, the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.
          (j) Parachute Payments. No amount required to be paid or payable to or with respect to any employee or other service provider of the Company or its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be subject to withholding under Sections 3402 and 4999 of the Code as an “excess parachute payment” within the meaning of Section 280G of the Code. No employee or other service provider of the Company is entitled to, or shall become entitled to, in connection with the transactions contemplated by this Agreement, a tax gross-up payment from the Company with regard to “parachute payments” under Section 280G of the Code.
          (k) COBRA. Schedule 2.17(k) sets forth a list of all persons who are current qualified beneficiaries (as defined in Section 4980B of the Code) as of the date hereof.
     SECTION 2.18. Transactions with Related Parties.
          Except (i) for standard confidentiality, assignment of invention and non-competition agreements, and stock option awards on standard forms under the Company Stock Plan, and (ii) for any transactions between the Company or its Subsidiaries and the Buyer Parties, neither any present or former officer, director, stockholder of the Company or its Subsidiaries or person Known by the Company to be an Affiliate of any of them, is currently a party to any transaction or agreement with the Company or its Subsidiaries, including, without limitation, any loan, extension of credit or arrangement for the extension of credit, or any agreement providing for the employment of, furnishing of services by, rental of Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate or its Subsidiaries.
     SECTION 2.19. Insurance and List of Claims.
     Schedule 2.19 of the Company Disclosure Schedule contains a list of all policies of title, property, fire, casualty, liability, life, workmen’s compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company in each case that are in full force and effect as of the date hereof. The Company has made available to Ciena true and correct copies of all such policies. All such policies: (a) are sufficient for compliance by the Company and its Subsidiaries with all requirements of applicable Law and of all licenses, franchises and other agreements to which the Company or its Subsidiaries are a party, except for instances in which non-compliance would not reasonably be expected to have a Company Material Adverse Effect and (b) are valid, outstanding, and enforceable policies. All premiums due and payable on all such policies have been paid. A true and complete list of all claims made since March 31, 2000 through the date of this Agreement under any of the policies (or their predecessors) listed on Schedule 2.19 of the Company Disclosure Schedule is included on such Schedule 2.19.
     SECTION 2.20. Brokers and Transaction Fees.
          There are no, brokerage, finder’s or other fee or commission of any kind in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Company or, to the Company’s Knowledge, any of its Affiliates.
     SECTION 2.21. Disclosure.
          True and complete copies of all of the documents listed in the Company Disclosure Schedule have been made available or provided to Ciena. The books of account, stock record books and other financial and corporate records of the Company and its Subsidiaries, including the minute books of the Company, all of which have been made available to Ciena, are complete and correct in all material respects and have been maintained in accordance with good business practices, including the maintenance of an adequate system of internal accounting controls.
     SECTION 2.22. Absence of Violation.
          To the Knowledge of the Company, none of the Company, its Subsidiaries nor any of its officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of any of the Company or its Subsidiaries) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any extraordinary discount, or any other unlawful inducement, to or from any person, business association or governmental official or entity in the United States or elsewhere in connection with or in furtherance of the business of the Company or its Subsidiaries (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (i) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist the Company or its Subsidiaries in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). To the Knowledge of the Company, the business of the Company and its Subsidiaries is not in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements.

     SECTION 2.23. Export Import Compliance.
          To the Knowledge of the Company, during the last five (5) years: (i) the Company and its Subsidiaries have been and are in compliance, in all material respects, with all Export and Import Control Laws, (ii) the Company and its Subsidiaries have had and have all necessary authority under the Export and Import Control Laws to conduct their business as currently conducted in all material respects including (x) necessary permits for any export or import transactions, (y) necessary permits and clearances for the disclosure of information to Foreign Persons and (z) necessary registrations with any Governmental Entity with authority to implement applicable Export and Import Control Laws; and (iii) the Company and its Subsidiaries have not participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the Export Administration Act (50 U.S.C. App. Section 2401 et seq.) or Section 999 of the Code.
     SECTION 2.24. Customers and Suppliers.
          The Company does not have Knowledge of any termination or cancellation of (or any intent to terminate or cancel) the business relationship of the Company or its Subsidiaries with (y) any single customer or any group of affiliated customers who represented five percent (5%) or more of the revenues of the business of the Company or its Subsidiaries during the fiscal year ended December 31, 2007, or (z) any single supplier or any group of affiliated suppliers who provided five percent (5%) or more of the costs of sales of the Company during the fiscal year ended December 31, 2007. To the Knowledge of the Company, none of the business of the Company or its Subsidiaries is in any manner dependent upon the making or receipt of any payments, discounts or other inducements to any officers, directors, employees, representatives or agents of any customer.
     SECTION 2.25. Information Statement.
          The Information Statement (except for information set forth therein provided to the Company by Ciena in writing specifically for use therein) will not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
          Subject to the exceptions set forth in the Disclosure Schedule of Ciena attached hereto as Exhibit F delivered concurrently with the execution of this Agreement (the “Ciena Disclosure Schedule”), the Buyer Parties hereby jointly and severally represent and warrant to the Company as follows:
     SECTION 3.1. Organization and Qualification.
          Each of the Buyer Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its Assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Each of the Buyer Parties is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary.
     SECTION 3.2. Certificate of Incorporation and Bylaws.
          Ciena has previously made available to the Company complete and correct copies of Ciena’s certificate of incorporation and bylaws, as amended to date (together, the “Ciena Charter Documents”). Merger Sub has previously made available to the Company complete and correct copies of Merger Sub’s certificate of incorporation and bylaws(together with the Ciena Charter Documents, the “Buyer Party Charter Documents”). Such Buyer Party Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Merger Sub has no assets or liabilities and has conducted no business, other than as contemplated by this Agreement.
     SECTION 3.3. Authority.
          The execution and delivery of this Agreement by each of the Buyer Parties and the consummation by each of the Buyer Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of each of the Buyer Parties are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Buyer Parties and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Buyer Parties, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

     SECTION 3.4. No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by each of the Buyer Parties does not, and the performance by each of the Buyer Parties of its obligations under this Agreement will not, (i) conflict with or violate the Buyer Party Charter Documents, (ii) conflict with or violate any Law applicable to either of the Buyer Parties or their respective Assets and properties (assuming that the consents, approvals, authorizations and permits referred to in Section 3.4(b) and Schedule 3.4(b) are obtained, the filings referred to in Section 3.4(b) are made and any waiting periods under such filings have been terminated or expired), or (iii) result in any breach of or constitute a default (or an event that with the notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which either of the Buyer Parties is a party or by which either of the Buyer Parties is bound, or by which any of their respective properties or Assets is subject, except with respect to (ii) or (iii) above, for those instances that would not delay or affect the terms of the transactions contemplated hereby or would otherwise not reasonably be expected to have a Ciena Material Adverse Effect.
          (b) The execution and delivery of this Agreement by each of the Buyer Parties does not, and the performance of this Agreement by each of the Buyer Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than (i) the filing of the Certificate of Merger under the DGCL, (ii) required filings with the Securities and Exchange Commission and The NASDAQ Stock Market (“NASDAQ”), and (iii) filings under the Hart-Scott-Rodino Act or any applicable non-United States antitrust or competition laws and regulations.
     SECTION 3.5. Brokers.
          No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of each of the Buyer Parties, except for the fee to be paid by Ciena to Morgan, Stanley & Co. Incorporated.
     SECTION 3.6. Issuance of Ciena Common Stock.
          Upon consummation of the Merger, and as of the Effective Time, the Ciena Common Stock to be issued in the Merger will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances imposed by Ciena, except as contemplated hereby. The shares of Ciena Common Stock to be issued upon exercise of the Company Options and the Company Warrants assumed in the Merger will, upon issuance following the exercise thereof, be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances imposed by Ciena, except as contemplated hereby. Assuming that each holder of Company Capital Stock that is receiving shares of Ciena Common Stock in the Merger is an “accredited investor” as defined in Regulation D under the Securities Act, the offer, issuance and sale by Ciena of such Ciena Common Stock in the Merger are exempt from the registration requirements of the Securities Act and applicable state securities laws.

     SECTION 3.7. SEC Filings.
          Ciena has filed all reports required to be filed by it with the Securities and Exchange Commission (the “SEC”) during the last twelve months (the “SEC Filings”). The SEC Filings (i) were prepared in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) did not, at the time they were filed, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since the date of Ciena’s last periodic report filed with the SEC there has been no event that has resulted in, or development that would reasonably be expected to result in, a Ciena Material Adverse Effect. The financial statements (including the related notes) of Ciena included in the SEC Filings complied, when filed, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Ciena and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments and the absence of footnotes).
     SECTION 3.8. S-3 Eligibility.
          Ciena is (i) eligible to register secondary offerings of securities, including the resale of the Ciena Common Stock included in the Aggregate Merger Consideration, on a registration statement on Form S-3 under the Securities Act and (ii) a “well-known seasoned issuer” as defined under Rule 405 promulgated under the Securities Act (“WKSI”). To the Knowledge of Ciena, no reason currently exists or with the passage of time will exist, which will prevent the Registration Statement from becoming effective automatically upon filing with the SEC pursuant to Section 4.4.
     SECTION 3.9. Litigation.
          Except as disclosed in Ciena’s SEC Filings filed prior to the date hereof, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the Knowledge of Ciena, threatened against or involving either of the Buyer Parties or their respective Assets or the business and operations, at law or in equity, or before or by any court, arbitrator or Governmental Entity that would reasonably be expected to result in a Ciena Material Adverse Effect. Except under proceedings that have been disclosed in Ciena’s SEC Filings filed prior to the date hereof, neither of the Buyer Parties are operating, nor are any of them subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Entity. No property or Assets of either of the Buyer Parties has been taken or expropriated by any federal, state, provincial, municipal or other Governmental Entity nor has any notice or proceeding with respect to thereof been given or commenced nor is Ciena aware of any intent or proposal to give any such notice or commence any such proceeding.

     SECTION 3.10. Capitalization.
          (a) The authorized capital stock of Ciena consists of 140,000,000 shares of common stock, $0.01 par value per share (“Ciena Common Stock”), of which 87,046,455 shares are issued and outstanding as of January 18, 2008 and 20,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. As of January 18, 2008, except for shares issuable in the Merger Agreement, and for 6,105,930 shares issuable under outstanding stock options, 1,869,913 restricted stock units outstanding and 3,571,428 shares reserved for issuance under stock purchase plans, there are no options, warrants or other agreements obligating Ciena to issue or sell any shares of capital stock of, or other equity interests in Ciena. Except as disclosed in the SEC Filings, there are no outstanding obligations of Ciena to repurchase, redeem or otherwise acquire any shares of its capital stock. All of the issued and outstanding shares of Ciena capital stock have been duly authorized and validly issued in accordance with applicable Laws and are fully paid and non-assessable and not subject to preemptive rights.
          (b) Each outstanding share of capital stock of Merger Sub is owned by Ciena and has been duly authorized and validly issued in accordance with applicable Laws.
     SECTION 3.11. Absence of Certain Changes or Events.
          Since October 31, 2007, except as described in public announcements by Ciena or in its SEC Filings, there has not been: (i) any Ciena Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any of Ciena’s capital stock, or any purchase, redemption or other acquisition by Ciena of any of Ciena’s capital stock or any other securities of Ciena or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Ciena’s capital stock, or (iv) any material change by Ciena in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, SEC rules and regulations and related interpretations.
     SECTION 3.12. Information Supplied.
          The information provided by Ciena to the Company in writing, specifically for use in the Information Statement, will not contain any untrue statement of a material fact or omit to state a material act required to be stated therein or necessary in order to make the statements contained therein not misleading.
     SECTION 3.13. Merger Consideration.
          Ciena has, and will have at the Closing, sufficient funds available to it to pay the Adjusted Cash Consideration, the Escrow Cash, the Reimbursement Amount, the Transaction Expenses on behalf of the Company and all related fees and expenses of each of the Buyer Parties associated with the transactions contemplated by this Agreement.

ARTICLE IV
COVENANTS
     SECTION 4.1. Conduct of Business Pending Closing.
          From the date hereof until the Closing, the Company shall and shall cause its Subsidiaries to:
          (a) maintain its existence in good standing;
          (b) conduct its business in the Ordinary Course of Business, except as expressly permitted by this Agreement;
          (c) maintain business and accounting records consistent with past practices, except as required by concurrent changes in GAAP; and
          (d) use commercially reasonable efforts (a) to preserve its business intact, (b) to keep available to the Company the services of its present officers and employees, and (c) to preserve for the Company the goodwill of its suppliers, customers and others having business relations with the Company.
     SECTION 4.2. Prohibited Actions Pending Closing.
          (a) Unless approved by the Company in writing, from the date hereof until Closing or termination of this Agreement, Ciena shall not:
               (1) declare, set aside, or pay any dividends or make any other distributions (whether in cash, stock, equity securities or property) in respect to Ciena’s capital stock, except where (A) an adjustment is made to the Aggregate Merger Consideration in accordance with Section 1.7 or (B) the holders of Company Capital Stock will otherwise receive an equivalent, proportional dividend or distribution in connection with the Merger as if they had been holders of Ciena Common Stock on the record date for such dividend or distribution; or
               (2) agree in writing or otherwise take any of the actions described in Section 4.2(a)(1) above.
          (b) Unless set forth on Schedule 4.2(b) hereto or otherwise provided for herein or contemplated hereby or otherwise necessary in order to comply with Law or the Company’s obligations hereunder or approved by Ciena in writing, including, without limitation, by electronic mail, (which approval shall not be unreasonably withheld or delayed), from the date hereof until the Closing, the Company shall operate in the Ordinary Course of Business and it and its Subsidiaries shall not:
               (1) amend or otherwise change the Company Certificate (other than the Certificate Amendment) or the bylaws of the Company;

               (2) issue or sell or authorize for issuance or sale (other than any issuance of Company Capital Stock upon the exercise of any outstanding option or warrant to purchase Company Capital Stock, which option or warrant was issued prior to the date hereof in accordance with the terms of the relevant stock option or warrant agreement and the terms of which are disclosed on Schedule 2.3(a) of the Company Disclosure Schedule), or grant any options or restricted stock or make other agreements with respect to, any shares of its capital stock or any other of its securities or modify the terms of existing stock options to purchase Company Common Stock that have been issued under the Company Stock Plan, except (i) pursuant to agreements or obligations outstanding as of the date hereof and listed in Schedule 2.3(a) of the Company Disclosure Schedule (ii) that the Company may carry out those provisions of any agreement with the Exchange Agent that are in furtherance of this Agreement;
               (3) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock except for repurchases of shares in connection with the termination of any employee, director or consultant pursuant to stock option agreements (and in accordance with the Company Stock Plan) or other agreements providing for such repurchase in effect as of the date of this Agreement;
               (4) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except for repurchases of shares in connection with the termination of any employee, director or consultant pursuant to stock option agreements (and in accordance with the Company Stock Plan) or other agreements providing for such repurchase in effect as of the date of this Agreement;
               (5) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances other than (x) advances to employees in the Ordinary Course of Business in amounts, individually and in the aggregate, consistent with recent historical practice and (y) borrowings under that certain Loan and Security Agreement by and between the Company and Bridge Bank National Association, dated as of July 20, 2007, as modified on November 27, 2007;
               (6) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or Assets) any corporation, partnership, other business organization or any division thereof or any material amount of Assets;
               (7) enter into any contract or agreement that would constitute a Material Contract if in effect on the date hereof, other than in the Ordinary Course of Business;
               (8) authorize any capital commitment or capital lease that is in excess of $100,000 individually or capital expenditures that are, in the aggregate, in excess of $500,000;
               (9) mortgage, pledge or subject to Encumbrance other than Permitted Encumbrances, any of its Assets or properties or agree to do so other than in the Ordinary Course of Business;

               (10) assume, guarantee or otherwise become responsible for the obligations of any other Person, other than its Subsidiaries, or agree to so do;
               (11) enter into or agree to enter into any employment agreement (other than offer letters for non-executive new hires entered into in the Ordinary Course of Business);
               (12) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee, except the Company may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable Laws (including any amendments necessary or desirable to comply with Section 409A of the Code so as to avoid the imposition of additional Tax with respect thereto);
               (13) take any action to change in any respect its accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables) except as required by GAAP;
               (14) make any Tax election, file any amendment to any Tax Return (unless to correct an error), enter into any closing agreement, surrender any right to claim a refund of Taxes or settle or compromise any federal, state, local or foreign income Tax liability in excess of $50,000;
               (15) settle or compromise any pending or threatened suit, action or claim or initiate any litigation against any third party;
               (16) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of liabilities reflected or reserved against in the latest balance sheet included in the Financial Statements provided to Ciena or subsequently incurred in the Ordinary Course of Business in amounts not in excess of $100,000;
               (17) sell, assign, transfer, license or sublicense, pledge or otherwise encumber any of the Intellectual Property Rights (other than in the Ordinary Course of Business); or
               (18) announce an intention, commit or agree to do any of the foregoing.
          (c) Notwithstanding the foregoing, the Company and the Buyer Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Ciena, directly or indirectly, the right to control or direct the Company’s operations for purposes of the Hart-Scott-Rodino Act or any other applicable antitrust or competition Law prior to the expiration or termination of any applicable Hart-Scott-Rodino Act waiting period or any other applicable antitrust or competition Law waiting period, or prior to receipt of any applicable approval under any antitrust or competition Law, and (ii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Ciena will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Law.
     SECTION 4.3. Access; Documents; Supplemental Information.
          (a) From and after the date hereof until the Closing and subject to the Confidentiality Agreements and applicable Law, the Company shall (subject to contractual or regulatory confidentiality limitations) afford, and, with respect to clause (ii) below, shall use its reasonable best efforts to cause the independent certified public accountants for the Company to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of Ciena, upon reasonable notice, reasonable access at all reasonable times to the properties, books and records including tax returns filed and those in preparation of the Company and the right to consult with the officers, employees, accountants, counsel and other representatives of the Company in order that Ciena may have full opportunity to make such investigations as it shall deem necessary of the operations, properties, business, financial condition and prospects of the Company, (ii) to the independent certified public accountants of Ciena, reasonable access at all reasonable times to the work papers and other records of the accountants relating to the Company, and (iii) to Ciena and its representatives, such additional financial and operating data and other information as to the properties, operations, business, financial condition and prospects of the Company as Ciena shall from time to time require.
          (b) From the date of this Agreement through and including the Closing, the Company will furnish to Ciena copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement.
     SECTION 4.4. Registration.
          (a) The shares of Ciena Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act. Ciena shall file on the Closing Date or next Business Day thereafter, and use its reasonable best efforts to cause to become effective as soon as practicable thereafter, a registration statement on Form S-3 (which such form shall be an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act, to the extent available for use by Ciena), or such successor form as may be appropriate to be filed with the SEC by Ciena under the Securities Act (together with any amendments or supplements thereto, whether prior to or after the effective date thereof , the “Registration Statement”), covering the public resale in the United States of the shares of Ciena Common Stock to be issued pursuant to Section 1.5 in the Merger and upon exercise of the Company Warrants assumed by Ciena pursuant to Section 4.7(e) hereof, and Ciena shall use its reasonable best efforts to keep the Registration Statement continuously effective until the first anniversary of the Effective Time (the “Effective Period”). Ciena’s obligations under this Section 4.4 to include a Stockholder’s shares of Ciena Common Stock in the Registration Statement are contingent upon such Stockholder providing promptly all information concerning the Stockholder and its proposed plan of distribution as Ciena may reasonably request in connection with any of the foregoing. Ciena may by written notice to the Stockholders immediately suspend the use of any resale prospectus for a period not to exceed twenty (20) consecutive days in any one instance and for a period not to exceed forty-five (45) days in any six-month period (each, a “Suspension Period”) at any time that (i) Ciena becomes engaged in a material business activity or negotiation or any other event has occurred or is anticipated, which activity, negotiation or event is not disclosed in that prospectus and that Ciena’s board of directors (or a committee thereof) reasonably believes after consultation with counsel should be disclosed therein under applicable Law and determines in good faith that such disclosure would be premature or would adversely affect Ciena or its business or prospects; provided, however, that Ciena may not suspend the use of any resale prospectus during the 20 consecutive trading day period commencing on the effective date of the Registration Statement unless Ciena’s board of directors (or a committee thereof) concludes that any previously issued financial statements included in, or incorporated by reference into, such resale prospectus should no longer be relied upon because of an error in such financial statements as addressed in Accounting Principles Board Opinion No. 20, as may be modified, supplemented or succeeded. Ciena will use its reasonable best efforts to ensure that the use of the Registration Statement may be resumed immediately following any such Suspension Period. Any Stockholder selling Ciena Common Stock registered on the Registration Statement shall, severally and not jointly, indemnify Ciena, each person, if any, who controls Ciena within the meaning of the Securities Act or the Exchange Act, each officer of Ciena, each underwriter and each person who controls any underwriter within the meaning of the Securities Act against all losses, claims, damages or liabilities (including any loss, damage, claim or liability under the Securities Act, the Exchange Act, state securities laws or otherwise) arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and such Stockholder will reimburse Ciena and each such officer, director and underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending such loss, claim, damage, liability or action, provided, however, that such Stockholder shall only be liable hereunder in any such case if and only to the extent that any such loss, claim, damage, liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information pertaining to such Stockholder, as such, as furnished in writing to Ciena by or on behalf of such Stockholder specifically for use in the preparation thereof, provided, further, however, that the liability of each Stockholder hereunder shall not in any event exceed the net proceeds received by such Stockholder from the sale of shares of Ciena Common Stock covered by the Registration Statement. Ciena will indemnify and hold harmless each Stockholder selling Ciena Common Stock registered on the Registration Statement, each underwriter of such Ciena Common Stock thereunder and each other person, if any, who controls such Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which such Stockholder, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and Ciena will reimburse each such Stockholder, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that Ciena will not be liable hereunder in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, preliminary prospectus or final prospectus or any such amendment or supplement, in reliance upon and in conformity with information pertaining to such Stockholder, as such, as furnished in writing to Ciena by or on behalf of such Stockholder specifically for use in the preparation thereof. Ciena shall bear all costs and expenses associated with the registration of the Ciena Common Stock as specified in this Section 4.4 and the preparation and filing of the Registration Statement, Ciena’s outside counsel, NASDAQ and blue sky registration and filing fees and transfer agents’ and registrars’ fees, but not including underwriting commissions or similar charges and legal fees and disbursements of counsel to the selling Stockholders.
          (b) At its expense, Ciena will use reasonable best efforts during the Effective Period to:
               (1) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;
               (2) Furnish such number of prospectuses and any amendments or supplements thereto, as a Stockholder from time to time may reasonably request;
               (3) Promptly amend the registration statement onto a form Ciena is then eligible to use or file a new registration statement on such form and to keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement if Ciena ceases to be a WKSI;
               (4) Make and keep adequate current public information with respect to Ciena available in accordance with Rule 144 under the Securities Act; and
               (5) File with the SEC in a timely manner all reports and other documents required of Ciena under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements.
          (c) This Section 4.4 shall survive the consummation of the Merger and is intended to benefit the holders of Company Capital Stock that receive Ciena Common Stock on account of the Merger, shall be binding on Ciena and its successors and assigns, and shall be enforceable by such holders.

     SECTION 4.5. Filings; Other Actions; Notification.
          (a) The Company and the Buyer Parties each shall from the date hereof until the Effective Time cooperate with the other and use their commercially reasonable efforts to cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity, including filings under the Hart-Scott-Rodino Act, in order to consummate the Merger or any of the other transactions contemplated by this Agreement. To the extent reasonably practicable, all discussions, telephone calls and meetings with a Governmental Entity regarding the Merger shall include representatives of both Ciena and the Company. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the Merger by or on behalf of any party. Ciena and the Company will each first advise and consult with the other regarding any understandings, undertakings, agreements (oral or written) or arguments that the first party proposes to make with or to or enter into with any Governmental Entities having jurisdiction over or rights of review with respect to antitrust Laws, in connection with the Merger, and each of the Buyer Parties and the Company shall use their reasonable best efforts to seek to resolve any objections to the Merger as may be asserted by a Governmental Entity under applicable Laws. Notwithstanding, the foregoing, nothing herein shall require either of the Buyer Parties, in connection with the receipt of any regulatory approval, to agree to sell or divest any material assets or business or agree to restrict in any material way any business conducted by or proposed to be conducted by either of the Buyer Parties in connection with the Merger.
          (b) The Company and Ciena each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or any other statement, filing, notice or application made by or on behalf of Ciena, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.
          (c) The Company and Ciena each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.
          (d) The Company shall submit to the Stockholders for approval (in a manner reasonably satisfactory to Ciena), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Ciena and the Company reasonably determine may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Ciena evidence reasonably satisfactory to Ciena that (A) a stockholder vote was solicited in conformance with

Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Approval”), or (B) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to such Stockholder vote.
     SECTION 4.6. NASDAQ Listing.
          To the extent required by the rules of NASDAQ, as soon as practicable after the date hereof and in any event prior to the Effective Time, Ciena shall list on the NASDAQ Global Select Market the shares of Ciena Common Stock to be issued in connection with the Merger and upon exercise of Company Options and the Company Warrants.
     SECTION 4.7. Company Options; Company Warrants.
          (a) Concurrent with the Effective Time, each Company Option which is outstanding immediately prior to the Effective Time pursuant to the Company Stock Plan shall together with the Company Stock Plan, be assumed by Ciena and shall thereby be converted into an option (an “Assumed Option”) to purchase the number of shares of Ciena Common Stock (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (ii) the Option Exchange Ratio, at an exercise price per share of Ciena Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by the Option Exchange Ratio. Except for the foregoing adjustments and for any modifications to the terms and conditions of Assumed Options held by Key Employees pursuant to the terms of the Key Employee Agreements, all of the terms and conditions in effect for each Assumed Option immediately prior to the Effective Time shall continue in effect following the assumption of such option in accordance with this Agreement.
          (b) It is the intention of the parties that the Company Options so assumed by Ciena shall qualify, immediately after the Effective Time, as “Incentive Stock Options” under Section 422 of the Code to the same extent those options qualified as such Incentive Stock Options immediately prior to the Effective Time. The adjustments provided herein with respect to any Company Options that are Incentive Stock Options shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code, and any Company Option that is not an Incentive Stock Option shall be adjusted in a manner to comply with Section 409A of the Code.
          (c) Ciena shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Ciena Common Stock for delivery upon the exercise of the Assumed Options and the Company Warrants. As soon as practicable after the Effective Time, Ciena shall deliver to the holders of Company Options appropriate notices setting forth such holders’ rights pursuant to Ciena’s stock option plans and the agreements evidencing the grants of such Assumed Options and that such Assumed Options shall continue in effect on the same terms and conditions as the Company Options (subject to the adjustment set forth in Section 4.7(a)).
          (d) As soon as practicable after the Effective Time, but in no event more than five (5) Business Days after the Effective Time, Ciena shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares subject to the Assumed Options. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any Assumed Options remain outstanding.
          (e) Concurrent with the Effective Time, each Company Warrant that is then outstanding and exercisable described in Schedule 2.3(a) and that by its terms did not expire as of the Effective Time, without any action on the part of the holder, shall be deemed assumed by Ciena and shall constitute a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, cash and a number of shares of Ciena Common Stock, equivalent to the amount the holder of such Company Warrant would have received had such Company Warrant been exercised immediately prior to the Effective Time. At or prior to the Effective Time, the Company shall use its reasonable best efforts with respect to the Company Warrants to permit the assumption of the unexercised Company Warrants by Ciena pursuant to this Section 4.7(e).
     SECTION 4.8. Notification of Certain Matters.
          The Company shall give prompt notice to Ciena, and Ciena shall give prompt notice to the Company (to the extent Known by the Company or Known by Ciena, as applicable) of (a) the occurrence, or non-occurrence, of any event that causes (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect; and (b) any failure of the Company or Ciena, as the case may be, to comply with or satisfy any covenant, condition or agreement contained in this Agreement in any material respect; provided that the delivery of any notice pursuant to this Section 4.8 shall not limit or otherwise affect the remedies available to the party receiving such notice.
     SECTION 4.9. Indemnification.
          (a) From and after the Effective Time for a period of six (6) years, Ciena shall fulfill the obligations of the Company and the Company’s Subsidiaries to indemnify each person who is or was a director or officer of the Company and the Company’s Subsidiaries against losses such person may incur based upon matters existing or occurring prior to the Effective Time pursuant to any applicable indemnification agreements and any indemnification provision of the Company Certificate or its bylaws (and the certificate of incorporation or bylaws of the Company’s Subsidiaries) as each is in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of the Company prior to the Effective Time. For a period of six years after the Effective Time, Ciena will maintain in effect the Company’s current directors’ and officers’ liability insurance policy (or a policy on substantially similar terms) covering those persons who as of immediately prior to the Effective Time are covered by the Company’s directors’ and officers’ liability insurance policy for matters existing or occurring prior to the Effective Time, provided that Ciena shall not be required to pay an annual premium therefor in excess of 200% of the last annual premium paid for the Company’s directors’ and officers’ liability insurance prior to the date of this Agreement but shall, in such event, maintain as much coverage as can be purchased for such amount; provided further, however, that notwithstanding the foregoing, the obligations of Ciena under this Section 4.9(a) may be satisfied by Ciena or the Company purchasing a “tail” policy (the “Tail Policy”) under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who as of immediately prior to the Effective Time are covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.
          (b) In the event a current or former director or officer of the Company or its Subsidiaries are entitled to indemnification under this Section 4.9, such director or officer shall be entitled to reimbursement from Ciena (from and after the Closing Date) for reasonable attorney fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by Ciena, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment if it shall be adjudicated that such current or former director or officer was not entitled to such payment.
          (c) If Ciena or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and Assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Ciena assume, as a matter of Law or otherwise, the obligations set forth in this Section 4.9.
          (d) The provisions of this Section 4.9 are (i) intended to be for the benefit of, and shall be enforceable by, each person who is or was a director or officer of the Company and the Company’s Subsidiaries, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Notwithstanding the foregoing, no such persons shall have any right of indemnification or contribution, or any right of advancement of expenses from Ciena with respect to any Loss that is indemnifiable by the Stockholders pursuant to Section 6.2.

     SECTION 4.10. Employee Benefits Matters.
          (a) The Company will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate the Company 401(k) Profit Sharing Plan, and any other 401(k) Plan maintained by the Company or its Subsidiaries (collectively, the “Company 401(k) Plans”), effective as of no later than one (1) day prior to Closing. Immediately prior to such termination, the Company will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the Company 401(k) Plans; (ii) for elective deferrals made pursuant to the Company 401(k) Plans for the period prior to termination; and (iii) for employer matching contributions for the period prior to termination. A 401(k) Plan means a qualified plan under Code Section 401(a) sponsored and maintained by the Company or its Subsidiaries, which includes a qualified cash or deferred arrangement, as defined in Section 401(k) of the Code. The Company shall provide Ciena with a copy of resolutions duly adopted by the Company’s (or the Company Subsidiaries’s as applicable) board of directors terminating the 401(k) Plan. Ciena will take such steps as are reasonably necessary to ensure that Ciena’s 401(k) Plan will permit Company employees to make individual rollover contributions to Ciena’s 401(k) Plan of any “eligible rollover distributions,” as such term is defined in Ciena’s 401(k) Plan, distributed by the Company 401(k) Plan. Effective as of the Closing Date, Continuing Employees (as defined below) will be eligible to participate in the Ciena 401(k) Plan.
          (b) Following the Closing Date, Ciena shall arrange for employees of the Company or its Subsidiaries who continue employment with Ciena or its Subsidiaries (“Continuing Employees”) to either (i) participate in the benefit plans of Ciena (“Ciena Benefit Plans”) on terms no less favorable in the aggregate than those offered to similarly situated employees of Ciena, and Ciena shall ensure that Continuing Employees who are actually employed and currently working for the Company at the Effective Time do not have a lapse of coverage in the transition from Company Benefit Plans to Ciena Benefit Plans, (ii) continue (or cause the Surviving Company to continue) to maintain the Company Benefit Plans on substantially the same terms as in effect prior to the Effective Time, or (iii) a combination of clauses (i) and (ii) so that each Continuing Employee will have benefits that are substantially similar in the aggregate to benefits provided to similarly situated employees of Ciena under Ciena Benefit Plans. For purposes of any length of service requirements, waiting periods, vesting periods, entitlement to benefits, vacation accruals or differential benefits based on length of service under any Ciena Benefit Plan (including the Ciena 401(k) Plan), other than benefit accrual under a defined benefit pension plan, for which a Continuing Employee may be eligible after the Closing Date, Ciena shall ensure that service by such Continuing Employee with the Company shall be deemed to have been service with Ciena. All vacation accrued by Continuing Employees under the vacation policies of the Company or its Subsidiaries or predecessors shall be carried over by Ciena and shall be permitted to be maintained up to the levels permitted under the applicable policy of the Company or its Subsidiaries or predecessors. Ciena shall waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any medical, dental and vision plans that such employees may be eligible to participate in after the Closing Date to the extent such limitations, exclusions or requirements were waived or satisfied under the Company Benefit Plans prior to the Closing Date. Ciena shall also provide

Continuing Employees and their eligible dependents with credit for any co-payments, deductibles, offsets and maximum out-of-pocket requirements (or similar payments) made under the Company Benefit Plans for the year in which the Closing occurs under Ciena’s medical, dental and vision plans for the purposes of satisfying any applicable deductible, out-of-pocket, maximum out-of-pocket requirements or similar requirements under any Ciena Benefit Plan in the year in which the Closing occurs.
     SECTION 4.11. Section 16.
          Assuming that the Company delivers to Ciena the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Ciena, or a committee of two or more Non-Employee Directors thereof (as such item is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger, providing that the receipt by the Company Insiders (as defined below) of Ciena Common Stock in exchange for capital stock of the Company pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the numbers of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended make the receipt of such securities exempt pursuant to Rule 16b-3(d). “Section 16 Information” shall mean information accurate in all respects regarding the Company Insiders, the number of shares of capital stock of the Company held by each such Company Insider and expected to be exchanged for Ciena Common Stock in the Merger. “Company Insiders” shall mean those officers and directors of the Company who Ciena notifies the Company prior to the Merger will be subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to Ciena and who are listed in the Section 16 Information.
ARTICLE V
CONDITIONS PRECEDENT
     SECTION 5.1. Conditions Precedent to Each Party’s Obligation to Effect the Merger.
          The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:
          (a) Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by (including expiration of any Hart-Scott Rodino Act waiting period), any Governmental Entity shall be in effect, except where the failure to obtain, make or occur would not have the effect of making the Merger or any of the transactions contemplated hereby illegal or would not have a Ciena Material Adverse Effect or a Company Material Adverse Effect.

          (b) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or Governmental Entity prohibiting or preventing the consummation of the Merger or any of the transactions contemplated hereunder shall be in effect.
          (c) Stockholder Approval. The Company Requisite Vote shall have been obtained from the Stockholders.
          (d) Certificate Amendment. The Certificate Amendment shall have been filed with the Delaware Secretary of State and be effective and no holder of Company Preferred Stock shall have converted any of its shares of Company Preferred Stock to Company Common Stock following the execution of this Agreement by the parties hereto.
     SECTION 5.2. Conditions Precedent to Obligations of the Buyer Parties.
          The obligations of the Buyer Parties to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:
          (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. The Company’s representations and warranties contained in Sections 2.3(a) and (c) of this Agreement shall be true and correct in all material respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and each of the Company’s representations and warranties in each other Section of Article II of this Agreement shall be true and correct in all respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, and except where the failure of such representations and warranties to be true and correct in all respects would not have or would not be reasonably likely to result in a Company Material Adverse Effect, provided that any such representation and warranty that is itself qualified as to materiality shall not be deemed so qualified for purposes of this condition. Ciena shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer, President or a Vice-President of the Company, certifying that, the conditions specified in this Section 5.2(a) have been satisfied.
          (b) No Material Adverse Effect. There shall not have occurred any change, event, occurrence or state of facts, that individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect since the date of the Agreement which condition is continuing.

          (c) Escrow Agreement. The Stockholder Representative shall have executed and delivered the Escrow Agreement substantially in the form attached hereto as Exhibit G (the “Escrow Agreement”), on behalf of all stockholders other than the holders of Dissenting Shares.
          (d) Termination of Agreements. Each of the agreements set forth on Schedule 5.2(d) shall have been terminated and be of no further force or effect (including with respect to the survival of any representations and warranties contained therein).
          (e) Opinion of Counsel. Ciena shall have received the written opinion dated the Closing Date of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), counsel to the Company, in form satisfactory to Ciena, to the effect set forth in Exhibit H attached hereto.
          (f) Certification of Expenses. Ciena shall have received a certificate as of the third Business Day prior to the Closing Date and signed by the Chief Executive Officer, President or a Vice-President of the Company, certifying the anticipated amount as of the Effective Time of the Transaction Expenses (the “Certified Expense Amount”).
          (g) Key-Employee Agreements. Each of the Key-Employee Agreements shall be in full force and effect.
          (h) 280G Stockholder Approval. With respect to any payments and/or benefits that Ciena and the Company reasonably determine may constitute “parachute payments” under Section 280G of the Code with respect to any employee, officer or other disqualified individual of the Company or its Subsidiaries, the Company’s stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner. Ciena shall have received a certificate, validly executed by the Secretary of the Company, certifying as to either clause (i) or (ii) above.
          (i) 280G Waivers. Each person who would reasonably be expected to receive any payments and/or benefits referred to in Section 4.5(d) hereof shall have executed and delivered to the Company a 280G waiver, and such 280G waiver shall be in effect immediately prior to the date such payments and/or benefits are voted upon by the Stockholders.
          (j) 2007 Audit. Deloitte & Touche LLP shall have completed its audit of the Company’s financial statements for the year ended December 31, 2007, and the Company shall have delivered to Ciena a copy of the audited balance sheet of the Company as of December 31, 2007 and of the audited statement of operations and cash flows for the year ended December 31, 2007 (accompanied by the audit report of Deloitte & Touche LLP).
     SECTION 5.3. Conditions Precedent to the Company’s Obligations.
          The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

          (a) Performance of Obligations; Representations and Warranties. Each of the Buyer Parties shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. The Buyer Parties’ representations and warranties contained in Section 3.9 of this Agreement shall be true and correct in all material respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, and each of the representations and warranties of the Buyer Parties contained in each other section of Article III of this Agreement shall be true and correct in all respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date and except where the failure of such representation and warranty to be true and correct in all respects would not have and would not be reasonably likely to result in a Ciena Material Adverse Effect, provided that any such representation and warranty that is itself qualified as to materiality shall not be deemed so qualified for purposes of this condition. The Company shall have received certificates dated the Closing Date and signed by the Chairman, President or a Senior Vice-President of Ciena, certifying that the conditions specified in this Section 5.3(a) have been satisfied.
          (b) NASDAQ Listing. To the extent required by the rules of NASDAQ, Ciena shall have timely filed a Notification Form: Listing of Additional Shares with respect to the Ciena Common Stock to be issued in the Merger and upon exercise of Company Warrants.
          (c) Opinion of Counsel. The Company shall have received the favorable written opinion dated the Closing Date of Hogan & Hartson LLP, in form satisfactory to the Company, as to the legal validity of the shares of Ciena Common Stock to be issued in the Merger, to the effect set forth in Exhibit I attached hereto.
          (d) Escrow Agreement. Ciena shall have executed and delivered the Escrow Agreement substantially in the form attached hereto as Exhibit G.
          (e) No Material Adverse Effect. There shall not have occurred any change, event, occurrence or state of facts, that individually or in the aggregate, has had or would reasonably be expected to have a Ciena Material Adverse Effect since the date of the Agreement which is continuing.
ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION
     SECTION 6.1. Survival of Representations and Warranties.
          All of the Company’s and the Buyer Parties’ representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the date that is one (1) year following the Closing Date (the “Indemnification Expiration Date”), provided, however, that the Company’s representations set forth in

Section 2.16 hereof shall survive until sixty (60) days after the expiration (including extensions) of the applicable statute of limitations and the Company’s representations set forth in Section 2.3 (a) and (c) shall survive indefinitely.
     SECTION 6.2. Indemnification; Escrow Agreements.
          (a) Indemnification. The Buyer Parties and their respective officers, directors and Affiliates (the “Indemnified Parties”) shall be indemnified and held harmless by the Stockholders severally, and not jointly, (other than those dissenting stockholders exercising rights of appraisal under Section 262 of the DGCL who do not receive Ciena Common Stock in the Merger) against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation (hereinafter individually a “Loss” and collectively “Losses”) incurred prior to the Indemnification Expiration Date by the Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement or contained in a certificate of any officer of the Company delivered pursuant to this Agreement (it being understood that, notwithstanding the Closing, the Buyer Parties shall be entitled to indemnification for breach of inaccuracies of representations and warranties when made and as if made again on the Closing Date except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date), (ii) any failure by the Company to perform or comply with any covenant or agreement contained in this Agreement, (iii) costs incurred by the Company or the Buyer Parties in responding to any exercise of appraisal rights by any holder of Company Capital Stock or (iv) any Excess Transaction Expenses or Excess Debt that do not result in a reduction to the Aggregate Merger Consideration pursuant to Section 1.5.
          (b) Indemnification Threshold and Limitations.
               (1) Except as set forth below, there shall be no liability for any Stockholder under Section 6.2 unless the aggregate amount of Losses incurred by the Indemnified Parties exceeds $500,000 (the “Indemnification Threshold”) in the aggregate, in which event the entire aggregate amount of the Losses shall be indemnifiable pursuant to Section 6.2(a) subject to the limitations on liability in this Section 6.2.
               (2) Subject to Section 6.5 and Section 7.10, the Indemnified Parties’ sole and exclusive remedy for any Losses incurred directly or indirectly in connection with this Agreement (other than Losses resulting from fraud) shall be indemnification pursuant to this Article VI. Subject to Section 6.5, the liability of the Stockholders under and the right of the Indemnified Parties to seek such indemnification shall be limited solely and exclusively to the Escrow Amount (other than Losses (i) resulting from fraud, (ii) resulting from a breach of the representations contained in Section 2.3(a) or (c), in Section 2.4(a) or (b), in Section 2.16 or in Section 2.20 or (iii) referred to in Section 6.2(a)(iv)). Nothing in this Article VI shall limit the liability of the Company for any willful breach of any representation, warranty, covenant or agreement if the Merger is not consummated.
               (3) In the event of Losses resulting from a breach of the representations contained in Section 2.3(a) or (c), in Section 2.4(a) or (b), in Section 2.16 or in

Section 2.20 for which the Indemnified Parties are entitled to indemnification under Section 6.2(a)(i) hereof, or Losses for which the Indemnified Parties are entitled to indemnification under Section 6.2(a)(iv), the aggregate amount of Losses for which any Stockholder shall be liable (both through claims against the Escrow Fund and directly against Stockholders) shall in no event exceed the sum of (A) the amount of cash consideration paid to such Stockholder in the Merger pursuant to Section 1.5(c) plus (B) the product of (A) the number of shares of Ciena Common Stock issued to such Stockholder in the Merger pursuant to Section 1.5(c) and (B) the Ciena Average Closing Price. In no event shall any Stockholder have any liability for the fraud of any other Person.
          (c) Satisfaction of Indemnification Obligations; Escrow Fund; Reimbursement Fund. Ciena shall deposit with the Escrow Agent (as defined below) the Escrow Amount and the Reimbursement Amount. The Escrow Amount will be deposited with and will be held by an institution mutually acceptable to Ciena and the Stockholders’ Representative (as defined in Section 6.3) as Escrow Agent (the “Escrow Agent”), such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in the Escrow Agreement. Any claim for Losses by an Indemnified Party shall be paid first from the Escrow Fund, to the extent of the Escrow Fund, before any claim shall be made directly against any Stockholder. Payment of any Loss or distributions from the Escrow Fund shall be made pursuant to the terms of the Escrow Agreement. The Reimbursement Amount will be deposited with and will be held by the Escrow Agent, such deposit to constitute a reimbursement fund (the “Reimbursement Fund”) to be governed by the terms set forth in the Escrow Agreement. Payment of any amount out of the Reimbursement Amount shall be made pursuant to the Escrow Agreement.
     SECTION 6.3. Stockholders’ Representative.
          (a) Appointment. The Company and, by their approval and adoption of this Agreement, the Stockholders hereby appoint Daniel Reiner as agent and attorney-in-fact (the “Stockholders’ Representative”) for each Stockholder receiving a portion of the Aggregate Merger Consideration in the Merger, for and on behalf of the Stockholders. The Stockholders’ Representative shall have full power and authority to represent all of the Stockholders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement and all actions taken by the Stockholders’ Representative hereunder and thereunder shall be binding upon all such Stockholders and their successors as if expressly confirmed and ratified in writing by each of them and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders’ Representative shall take any and all actions that he believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including, without limitation, executing the Escrow Agreement as Stockholders’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Stockholders’ Representative or any Stockholder, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholders’ Representative in connection with this Agreement and the Escrow Agreement, defending all indemnity claims against the Stockholders pursuant to Section 6.2 of this Agreement (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Ciena and its agents regarding such claims, dealing with Ciena and the Escrow Agent under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement and the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other Stockholders’ Representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any waiver hereof or waiver or amendment thereof on behalf of all such Stockholders and such successors.
          (b) Authorization. The Company hereby authorizes the Stockholders’ Representative, on its and the Stockholders’ behalf (and by their adoption of this Agreement, the Stockholders hereby authorize the Stockholders’ Representative), to:
               (1) Receive all notices or documents given or to be given to any of the Stockholders by Ciena pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;
               (2) Deliver to Ciena at the Closing all certificates and documents to be delivered to Ciena by any of the Stockholders pursuant to this Agreement, together with any other certificates and documents executed by any of the Stockholders and deposited with the Stockholders’ Representative for such purpose;
               (3) Engage counsel, and such accountants and other advisors for any of the Stockholders and incur such other expenses on behalf of any of the Stockholders in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Stockholders’ Representative may in its sole discretion deem appropriate; and
               (4) Take such action on behalf of any of the Stockholders as the Stockholders’ Representative may in its sole discretion deem appropriate in respect of:
                    (A) waiving any inaccuracies in the representations or warranties of the Buyer Parties contained in this Agreement or in any document delivered by any of the Buyer Parties pursuant hereto;
                    (B) waiving the fulfillment of any of the conditions precedent to the Company’s obligations hereunder or pursuant to the Escrow Agreement;
                    (C) taking such other action as the Stockholders’ Representative or any of the Stockholders is authorized to take under this Agreement or the Escrow Agreement;

                    (D) receiving all documents or certificates and making all determinations, on behalf of any of the Stockholders, required under this Agreement or the Escrow Agreement;
                    (E) all such other matters as the Stockholders’ Representative may in its sole discretion deem necessary or appropriate to consummate this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby; and
                    (F) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Article VI and any waiver of any obligation of the Buyer Parties or the Surviving Company.
All actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder nor any other Person shall have any claim or cause of action against the Stockholders’ Representative, and the Stockholders’ Representative shall have no liability to any Stockholder or any other Person, for any action taken, decision made or instruction given by the Stockholders’ Representative in connection with the Escrow Agreement or this Agreement, except in the case of his own gross negligence or willful misconduct.
          (c) Indemnification of Stockholders’ Representative. The Stockholders’ Representative shall incur no liability to the Stockholders or the Escrow Agent or any other person with respect to any action taken or suffered by it in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the Stockholders’ Representative to be genuinely and duly authorized by at least a majority in interest of the Stockholders (or the successors or assigns thereto), nor for other action or inaction taken or omitted in good faith in connection herewith or with the Escrow Agreement, in any case except for liability to the Stockholders for its own gross negligence or willful misconduct. The Stockholders’ Representative shall be indemnified for and shall be held harmless against any loss, liability or expense incurred by the Stockholders’ Representative or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Stockholders’ Representative’s conduct as Stockholders’ Representative, other than such losses, liabilities or expenses resulting from the Stockholders’ Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be paid from the principal portion of the Reimbursement Fund (or, to the extent the Reimbursement Fund is insufficient to satisfy such costs and expenses, from the Escrow Fund). For all purposes hereunder, a majority in interest of the Stockholders shall be determined on the basis of each Stockholder’s ownership of Company Common Stock immediately prior to the Effective Time (assuming the exercise or conversion of all Company Preferred Stock and Company Warrants outstanding immediately prior to the Effective Time). The Stockholders’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholders’

Representative in accordance with such advice, the Stockholders’ Representative shall not be liable to the Stockholders or the Escrow Agent or any other person. In no event shall the Stockholders’ Representative be liable hereunder or in connection herewith for (i) any indirect, punitive, special or consequential damages, or (ii) any amounts other than those that are satisfied out of the Reimbursement Fund or, to the extent provided for herein, the Escrow Fund.
          (d) Access to Information. The Stockholders’ Representative shall have reasonable access to information of and concerning any Indemnity Claim and that is in the possession, custody or control of Ciena and the reasonable assistance of Ciena’s officers and employees for purposes of performing the Stockholders’ Representative’s duties under this Agreement or the Escrow Agreement and exercising its rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Indemnity Claim against the Escrow Amount by Ciena; provided that the Stockholders’ Representative shall treat confidentially and not, except in connection with enforcing its rights or the rights of the Stockholders hereunder or under this Agreement and the Escrow Agreement, disclose any nonpublic information from or concerning any Indemnity Claim to anyone (except to the Stockholders’ Representative’s attorneys, accountants or other advisers, to Stockholders, to the arbitrators appointed to resolve disputes pursuant to this Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential).
          (e) Reasonable Reliance. In the performance of his duties hereunder, the Stockholders’ Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Stockholder or Ciena. The Stockholders’ Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
          (f) Attorney-in-Fact.
               (1) The Stockholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder other than a holder of Dissenting Shares, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement.
               (2) This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law, whether by such Stockholder’s death, disability protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Stockholder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the end of the Escrow Period (as such term is defined in the Escrow Agreement).

               (3) Each Stockholder hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Stockholders’ Representative taken in good faith under the Escrow Agreement.
               (4) Notwithstanding the power of attorney granted in this Section 6.3, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Stockholders having signed or given such directly instead of the Stockholders’ Representative.
          (g) Liability. If the Stockholders’ Representative is required by the terms of the Escrow Agreement to determine the occurrence of any event or contingency, the Stockholders’ Representative shall, in making such determination, be liable to the Stockholders only for his proven bad faith as determined in light of all the circumstances, including the time and facilities available to him in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Stockholders’ Representative may request from any of the Stockholders or any other person such reasonable additional evidence as the Stockholders’ Representative in his sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Stockholders, and the Stockholders’ Representative shall not be liable to any Stockholder for any damages resulting from his delay in acting hereunder pending his receipt and examination of additional evidence requested by him.
          (h) Orders. The Stockholders’ Representative is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund or the Reimbursement Fund. If any portion of the Escrow Fund or the Reimbursement Fund is disbursed to the Stockholders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Stockholders’ Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree that he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Stockholders’ Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Stockholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
          (i) Removal of Stockholders’ Representative; Authority of Successor Stockholders’ Representative. Stockholders who in the aggregate hold at least a majority of the Stockholders’ interest in the Escrow Fund shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Stockholders’ Representative and to appoint a successor Stockholders’ Representative; provided, however, that neither such removal of the then acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholders’ Representative appointed in such writing that he or she accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. Each successor Stockholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholders’ Representative.
          (j) Expenses of the Stockholders’ Representative. The Stockholders’ Representative shall be entitled to withdraw cash amounts held in the Reimbursement Fund (or, as provided for in the Escrow Agreement, from the Escrow Fund) in reimbursement for out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in performing under this Agreement and the Escrow Agreement. The Stockholders (i) shall have no claim or cause of action against, may not assert any claim against, and shall indemnify and hold harmless the Stockholders’ Representative and each of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, as provided for in Section 6.3(c) above; and (ii) shall pay to the Stockholders’ Representative, promptly upon request, such Stockholder’s pro rata share of any amounts paid by the Stockholders’ Representative on behalf of the Stockholders and all costs and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in connection with the protection, defense or enforcement of any rights under this Agreement or the Escrow Agreement to the extent such costs, expenses and other amounts exceed the amount available to the Stockholders’ Representative in the Reimbursement Fund.
          (k) Irrevocable Appointment. Subject to Section 6.3(k) the appointment of the Stockholders’ Representative hereunder is irrevocable and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Section 6.3 shall be effective and absolutely binding on the Company and each stockholder thereof notwithstanding any contrary action of, or direction from, the Company or any Stockholder, except for actions taken by the Stockholders’ Representative that are in bad faith.
          (l) Ciena’s Reliance. Ciena shall not be obliged to inquire into the authority of the Stockholders’ Representative, and Ciena shall be fully protected in dealing with the Stockholders’ Representative in good faith.
          (m) Binding Appointment. The provisions of this Agreement, including without limitation Article VI hereof, shall be binding upon each Stockholder and the executors, heirs, legal representatives and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

     SECTION 6.4. Defense of Third-Party Claims.
          With respect to any claims or demands by third parties as to which Ciena may seek indemnification hereunder, whenever Ciena will have received a written notice that such a claim or demand has been asserted or threatened, Ciena will promptly notify the Stockholders’ Representative of such claim or demand and of the facts within Ciena’s knowledge that relate thereto within a reasonable time after receiving such written notice; provided that failure to give notice promptly shall not limit Ciena’s indemnification rights hereunder, except to the extent the Stockholders are actually prejudiced by such failure to give timely notice. The Stockholders’ Representative will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of his own selection (who shall be reasonably acceptable to Ciena), at the Stockholders’ own cost and expense, which costs and expenses will be payable out of the Reimbursement Fund and the Escrow Fund as provided for in the Escrow Agreement and Ciena shall cooperate with and assist the Stockholders’ Representative in the defense of such claim or demand. Notwithstanding the preceding sentence, the Stockholders’ Representative will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Ciena, which consent will not be unreasonably withheld, delayed or conditioned. If the Stockholders’ Representative elects to defend against, contest, negotiate, settle or otherwise deal with any such claim or demand, (i) Ciena, prior to or during the period in which the Stockholders’ Representative assumes the defense of such claim or demand, may take such reasonable actions as Ciena deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of Ciena’s rights to defense and indemnification pursuant to this Agreement, (ii) the Stockholders shall be deemed to have agreed that they shall indemnify Ciena for such claim or demand pursuant to, and subject to the conditions and limitations set forth in the provisions of this Article VI and (iii) Ciena may participate, at its own expense, in the defense of such claim or demand; provided, however, that Ciena shall be entitled to participate in any such defense with separate counsel at the expense of the Stockholders if, (A) so requested by the Stockholders’ Representative to participate, or (B) in the reasonable opinion of counsel to Ciena, a conflict or potential conflict exists between the Stockholders and Ciena that would make such separate representation advisable. If the Stockholders’ Representative gives notice to Ciena within twenty (20) Business Days after Ciena has notified the Stockholders’ Representative that any such claim or demand has been made in writing that the Stockholders’ Representative elects to have Ciena defend, contest, negotiate, or settle any such claim or demand, or if the Stockholders’ Representatives does not promptly assume the defense of any such claim or demand or, after doing so, fails to continue to diligently and vigorously prosecute the defense in good faith, or if the claim or demand, based on the remedy being sought, could result in criminal liability of, or equitable remedies, against, then Ciena will have the right to contest and/or settle any such claim or demand and the Stockholders’ Representative shall cooperate with and assist Ciena in the defense of such claim or demand. In the event that the Stockholders’ Representative has consented to any settlement, the Stockholders shall have no power or authority to object under any provision of this Agreement to the amount of such settlement. In the event a third party is awarded any special, consequential, incidental or punitive damages, the Indemnified Party can recover such damages as Losses from the Stockholders pursuant to this Article  VI, but in no other event shall an Indemnified Party be entitled to recover any special, consequential, incidental or punitive damages from the Stockholders.

     SECTION 6.5. Maximum Payments; Remendy.
          Notwithstanding anything to the contrary herein, the existence of this Article and of the rights and restrictions set forth herein do not limit any legal remedy against the parties hereto for claims based on fraud. No Stockholder shall have any right to contribution from the Company for any claim made by either of the Buyer Parties with respect to any Loss claimed by either of the Buyer Parties after the Effective Time. The amount recoverable by any Indemnified Party under this Article VI with respect to any claim shall be reduced by the amount of any payment actually received by such person from any insurance policy net of any deductibles or other amounts payable with respect thereto (the “Insurance Recovery”); provided, however, that nothing contained in this Section 6.5 shall constitute or operate as a waiver of, or otherwise limit, any rights of such Indemnified Party’s insurance providers to make a subrogation claim against the Stockholders for the Insurance Recovery, provided further that such insurer’s rights shall be subject to the limitations on recovery set forth in Section 6.2.
ARTICLE VII
GENERAL; TERMINATION
     SECTION 7.1. Expenses.
          Each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that, if the Merger is consummated, at the Closing or as soon as practicable thereafter, the Buyer Parties shall pay, by wire transfer of immediately available funds, the Transaction Expenses on behalf of the Company that are disclosed by the Company to Ciena. The Buyer Parties’ payment of the Transaction Expenses at Closing shall not limit the reduction in the Aggregate Merger Consideration for Excess Transaction Expenses contemplated by Section 1.5 or limit the Buyer Parties’ right to obtain indemnification for Excess Transaction Expenses under Section 6.2(a)(iv).
     SECTION 7.2. Press Releases.
          Except as required by applicable Law, neither party shall issue any press release or otherwise make public any information with respect to this Agreement nor the transactions contemplated hereby, prior to the Closing, without the prior written consent of the other party. The parties shall issue a joint initial press release announcing the execution of this Agreement as may be mutually agreed.
     SECTION 7.3. Contents of Agreement; Parties in Interest; Etc.
          This Agreement and the agreements referred to or contemplated herein and the non-disclosure agreement dated March 1, 2007 and the letter agreement dated September 11, 2007, concerning confidentiality (the “Confidentiality Agreements”) set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto and the

Confidentiality Agreements, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreements. Except for the matters set forth in the Confidentiality Agreements, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.
     SECTION 7.4. Assignment and Binding Effect.
          This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, that the Buyer Parties may assign their rights and obligations under this Agreement to any directly or indirectly wholly-owned Subsidiary of Ciena, upon written notice to the Company if the assignee shall assume the obligations of the Buyer Parties hereunder and the Buyer Parties shall remain liable for its obligations hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.
     SECTION 7.5. Termination.
          (a) This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:
               (1) by the mutual agreement of the Board of Directors of the Company and Ciena;
               (2) by Ciena or the Company if (i) the Effective Time shall not have occurred by May 31, 2008; provided that the right to terminate this Agreement under this Section 7.5(2)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has caused, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) if it is not in material breach of its obligations under this Agreement and there is a breach by the other party of any material representation, warranty, covenant or agreement contained in this Agreement, and such breach has not been cured within thirty days after written notice thereof to the breaching party and would cause a condition set forth in Article V to be incapable of being satisfied; or
               (3) by Ciena prior to the receipt of the Company Requisite Vote if the Company Requisite Vote shall not have been obtained pursuant to the Written Consent Action within 24 hours after the execution and delivery of this Agreement by the Company.
          (b) Effect of Termination and Abandonment.
               (1) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 7.5, this Agreement (other than as set forth in this

Section 7.5(b)) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.
               (2) In the event this Agreement is terminated by Ciena pursuant to Section 7.5(a)(3), then the Company shall promptly, and in no event later than two (2) Business Days thereafter, pay to Ciena (i) a termination fee of $2,900,000 payable by wire transfer of same day funds to an account designated by Ciena and (ii) the reasonable and documented out-of-pocket fees and expenses incurred by Ciena in connection with the preparation, negotiation, execution, delivery and performance of this Agreement not to exceed $500,000.
               (3) The Company and each of the Buyer Parties acknowledge that the agreement contained in Sections 7.5(b)(2) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, the Company and the Buyer Parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section, and, in order to obtain such payment, either of the Buyer Parties commences a suit which results in a judgment against the Company for the fees set forth in this Section 7.5, the Company shall pay to the Buyer Parties their costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of Wachovia Bank, N.A. in effect from time to time during such period plus two percent.
     SECTION 7.6. Definitions.
          As used in this Agreement the terms set forth below shall have the following meanings:
          (a) “Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. "Control” means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
          (b) “Assets” means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property but excluding intellectual property rights.
          (c) “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of Maryland or Delaware.
          (d) “Ciena Material Adverse Effect” means a material adverse effect on the business, financial condition, Assets, liabilities or results of operations of Ciena and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Ciena Material Adverse Effect: (i) any failure by Ciena to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (it being understood that the facts or circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been a Ciena Material Adverse Effect); (ii) any decline in the stock price of Ciena Common Stock on the NASDAQ Global Select Market (it being understood that the facts or circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been a Ciena Material Adverse Effect); (iii) any change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change, effect, event, occurrence, state of facts or development resulting from the announcement, disclosure or pendency of this Agreement, the Merger and the other transactions contemplated hereby, including the loss of employees, customers or suppliers; (v) changes in general economic conditions (provided that such changes do not affect Ciena disproportionately in any material respect as compared to the Ciena’s competitors); (vi) changes affecting the industry generally in which Ciena operates (provided that such changes do not affect Ciena disproportionately in any material respect as compared to Ciena’s competitors); or (vii) any adverse change that results from economic, regulatory, political conditions generally, acts of terrorism or war or natural disasters (provided that such changes do not affect Ciena disproportionately in any material respect as compared to Ciena’s competitors).
          (e) “Code” means the Internal Revenue Code of 1986, as amended.
          (f) “Company Material Adverse Effect” means a material adverse effect on the business, financial condition, Assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any failure by the Company to meet internal projections of forecasts (it being understood that the facts or circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); (ii) any change, effect, event, occurrence, state of facts or development resulting from compliance with the terms of, or the taking of any action required by, this Agreement; (iii) any change, effect, event, occurrence, state of facts or development resulting from the announcement, disclosure or pendency of this Agreement, the Merger and the other transactions contemplated hereby, including the loss of employees, customers or suppliers; (iv) changes in general economic conditions (provided that such changes do not affect the Company disproportionately in any material respect as compared to the Company’s competitors); (v) changes affecting the industry generally in which the Company operates (provided that such changes do not affect the Company disproportionately in any material respect as compared to the Company’s competitors); or (vi) any adverse change that results from economic, regulatory, political conditions generally, acts of terrorism or war or natural disasters (provided that such changes do not affect the Company disproportionately in any material respect as compared to the Company’s competitors).

          (g) “Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees, judgments, contract rights, claims or equity of any kind.
          (h) “Environmental Laws” means all federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits, filings and licenses relating (i) to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, treatment, storage, disposal, recycling, transportation or Release of Hazardous Materials, as well as those relating to the exposure of any individual to Hazardous Materials and (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.
          (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.
          (j) “ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company or its Subsidiary would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.
          (k) “Escrow Amount” shall mean the Escrow Cash and the Escrow Shares.
          (l) “Escrow Cash” shall mean $20,000,000.
          (m) “Escrow Shares” shall mean 340,000 shares of Ciena Common Stock.
          (n) “Exchange Agent” means a bank or trust company designated as the exchange agent by Ciena (which designation shall be reasonably acceptable to the Stockholders’ Representative).
          (o) “Export and Import Control Laws” means any United States Law involving or regulating the import or export of the Company or its Subsidiaries products or services, including but not limited to the Tariff Act of 1930 as amended, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act as amended, the Arms Export Control Act, the International Traffic in Arms Regulations, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), and the embargoes and restrictions administered by the United States Office of Foreign Assets Control and the Money Laundering Control Act § 120.16.
          (p) “Foreign Person” means any natural person who is not a lawful permanent resident as defined by 8 U.S.C. 1101(a)(20) or who is not a protected individual as defined by 8 U.S.C. 1324b(a)(3). It also means any foreign corporation, business association, partnership, trust, society or any other entity or group that is not incorporated or organized to do business in the United States, as well as international organizations, foreign governments and any agency or subdivision of foreign governments (e.g., diplomatic missions).
          (q) “Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
          (r) “Hazardous Materials” means any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, radioactives or dangerous materials (including, but not limited to, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials that include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials that are included under or regulated by any Environmental Laws.
          (s) “Knowledge of Ciena,” “Ciena’s Knowledge,” “Known by Ciena” or the term “Knowledge” when used in reference to Ciena means the actual knowledge of Ciena’s Chief Executive Officer, Chief Financial Officer or other “executive officers” (as such term is defined under Rule 3b-7 of the Exchange Act).
          (t) “Knowledge of the Company,” “Company’s Knowledge,” "Known by the Company” or the term "Knowledge” when used in reference to the Company means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer or other “executive officers” (as such term is defined under Rule 3b-7 of the Exchange Act).
          (u) “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, policies, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities, including the rules, regulations and listing requirements of any securities exchange (including the NASDAQ) or trading market on which a specified entity’s securities are traded.
          (v) “Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.
          (w) “Option Exchange Ratio” means the quotient of (i) the Per Share Common Merger Consideration, divided by (ii) Ciena Average Closing Price.
          (x) “Ordinary Course of Business” means all actions taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.
          (y) “Permitted Encumbrances” means (i) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable generally accepted accounting principles; (ii) minor Encumbrances, including, without limitation, encumbrances, easements or reservations of, or rights of others for, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning restrictions or other Laws as to the use of real properties, which do not materially interfere with the use, occupation and enjoyment of the property subject to such Lien; (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; and (iv) Liens in favor of customs authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods to the extent accrued on the relevant Financial Statements.
          (z) “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or Governmental Entity.
          (aa) “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
          (bb) “Subsidiary” of a Person means any corporation, partnership, joint venture or other entity in which such person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.
          (cc) “Tax” (and, with correlative meaning, “Taxes” and “Taxable") means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any taxing Governmental Entity.
          (dd) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
     SECTION 7.7. Notices.
          Any notice, request, demand, waiver, consent, approval, or other communication that is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 7.7) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

          If to the Buyer Parties:
c/o Ciena Corporation
1201 Winterson Road
Linthicum, Maryland 21090
Attention: General Counsel
          with a copy to:
Hogan & Hartson L.L.P.
111 South Calvert Street, 16th Floor
Baltimore, Maryland 21202
Attention: Michael J. Silver
Facsimile: (410) 539-6981
          If to the Company:
World Wide Packets, Inc.
115 North Sullivan Road
Spokane Valley, Washington 99037
Attention: Chief Executive Officer
Facsimile: (509) 242-9001
          with a copy to:
Wilson Sonsini Goodrich & Rosati, P.C.
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104
Attention: Patrick J. Schultheis
Facsimile: (206) 883-2699
          If to the Stockholders’ Representative:
Daniel Reiner
3561 Fertile Valley Rd.
Newport, Washington
Facsimile: (509) 292-0278
          with a copy to:
Wilson Sonsini Goodrich & Rosati, P.C.
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104
Attention: Patrick J. Schultheis
Facsimile: (206) 883-2699
or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, faxed or mailed.

     SECTION 7.8. Amendment.
          This Agreement may be amended, modified or supplemented at any time prior to the Effective Time by mutual written agreement of the Company and the Buyer Parties, except as provided in Section 251(d) of the DGCL. Notwithstanding the preceding sentence, any amendments, modifications or supplements of any term or condition of this Agreement that expressly relates to the Stockholders’ Representative shall also require the written consent of the Stockholders’ Representative. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.
     SECTION 7.9. Governing Law.
          This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware as applied to contracts made and fully performed in such state.
     SECTION 7.10. Specific Performance.
          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     SECTION 7.11. No Benefit to Others.
          The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person except for Sections 1.5, 1.6, 1.8, 1.10, 4.4, 4.7, 4.9 and Article VI hereof.
     SECTION 7.12. Severability.
          If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable Law.
     SECTION 7.13. Section Headings.
          All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

     SECTION 7.14. Schedules and Exhibits.
          All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.
     SECTION 7.15. Extensions.
          At any time prior to the Effective Time, Ciena, on the one hand, and the Company on the other may by corporate action, extend the time for compliance by or waive performance of any representation, warranty, condition or obligation of the other party subject to the provisions of Section 7.8 regarding the manner of waiver.
     SECTION 7.16. Counterparts.
          This Agreement may be executed, including by facsimile, in two or more counterparts, each of which shall be deemed an original, and the Company and each of the Buyer Parties may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Agreement and Plan of Merger
Signature Page
          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

CIENA CORPORATION

By:	/s/ Gary B. Smith

Name:	Gary B. Smith
Title:	Chief Executive Officer

WOLVERINE ACQUISITION SUBSIDIARY, INC.

By:	/s/ James E. Moylan, Jr.

Name:	James E. Moylan, Jr.
Title:	Chief Financial Officer

WORLD WIDE PACKETS, INC.

By:	/s/ Matthew B. Frey

Name: Matthew B. Frey
Title: President

/s/ Daniel Reiner

Daniel Reiner, as Stockholders’ Representative

GLOSSARY OF DEFINED TERMS

DEFINED TERM	LOCATION
280G Approval	§ 4.5	(d)
Adjusted Cash Consideration	§1.5	(d)
Adjusted Stock Consideration	§1.5	(d)
Affiliate	§7.6	(a)
Aggregate Cash Percentage	§1.5	(d)
Aggregate Exercise Prices	§1.5	(d)
Aggregate Merger Consideration	§1.5	(d)
Aggregate Merger Consideration Value	§1.5	(d)
Aggregate Preferred Liquidation Preference	§1.5	(d)
Aggregate Stock Percentage	§1.5	(d)
Agreement	Preamble
Asset Leases	§2.9
Assets	§7.6	(b)
Assumed Option	§4.7	(a)
Balance Sheet Date	§2.6	(a)
Business Day	§7.6	(c)
Buyer Parties	Preamble
Buyer Party Charter Documents	§3.2
Ciena	Preamble
Ciena Average Closing Price	§1.5	(d)
Ciena Benefit Plans	§4.10	(b)
Ciena Charter Documents	§3.2
Ciena Disclosure Schedule	Art. III
Ciena Material Adverse Effect	7.6	(f)
Ciena’s Knowledge	§7.6	(t)
Certificate Amendment	§1.7	(a)
Certificate of Merger	§1.1	(b)
Certificates	§1.8	(b)
Certified Expense Amount	§5.2	(f)
Closing	§1.1	(b)
Closing Date	§1.1	(b)
Closing Debt	§1.5	(d)
Code	§7.6	(d)
Common Merger Consideration	§1.5	(d)
Company	Preamble
Company Equity Holders	§1.5	(d)
Company 401(k) Plans	§4.10	(a)
Company Benefit Plans	§2.17	(a)
Company Capital Stock	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Art. II
Company Insiders	§4.11

DEFINED TERM	LOCATION
Company Material Adverse Effect	§7.6	(e)
Company Options	§2.3	(c)
Company Preferred Stock	Recitals
Company Requisite Vote	§2.4	(a)
Company Stock Plan	§2.3	(a)
Company Warrant	§1.5	(d)
Company’s Knowledge	§7.6	(u)
Confidentiality Agreement	§7.3
Continuing Employees	§4.10	(b)
Control	§7.6	(a)
Debt	§1.5	(d)
DGCL	Recitals
Dissenting Shares	§1.7	(c)
Effective Period	§4.4	(a)
Effective Time	§1.1	(b)
Encumbrances	§7.6	(g)
Environmental Laws	§7.6	(h)
ERISA	§7.6	(i)
ERISA Affiliate	§7.6	(j)
Escrow Agent	§6.2	(c)
Escrow Agreement	§5.2	(c)
Escrow Amount	§7.6	(k)
Escrow Cash	§7.6	(l)
Escrow Fund	§6.2	(c)
Escrow Shares	§7.6	(m)
Excess Debt	§1.5	(d)
Excess Transaction Expenses	§1.5	(d)
Exchange Act	§3.7	(i)
Exchange Agent	§7.6	(n)
Exchange Fund	§1.8	(a)
Export and Import Control Laws	§7.6	(o)
Financial Statements	§2.6	(a)
Foreign Person	§7.6	(p)
Fully Converted Shares of Company Common Stock Outstanding	§1.5	(d)
GAAP	§2.6	(a)
Governmental Entity	§7.6	(q)
Ground Lease	§2.11	(d)
Ground Lessee	§2.11	(d)
Hart-Scott-Rodino Act	§2.5	(b)
Hazardous Materials	§7.6	(r)
Holders	§7.6	(s)
In-the-Money Option	§1.5	(d)
Indemnification Expiration Date	§6.1
Indemnification Threshold	§6.2	(b)
Indemnified Parties	§6.2	(a)
Indemnity Claim	§6.3	(a)

DEFINED TERM	LOCATION
Information Statement	§1.7	(b)
Insurance Recovery	§6.5
Intellectual Property Rights	§2.15	(a)
IRS	§2.17	(a)
Key Employees	Recitals
Key-Employee Agreements	Recitals
Knowledge	§7.6	(t)
Knowledge of Ciena	§7.6	(t)
Knowledge of the Company	§7.6	(u)
Known by Ciena	§7.6	(t)
Known by the Company	§7.6	(u)
Laws	§7.6	(v)
Leased Real Property	§2.11	(a)
Letter of Transmittal	§1.8	(b)
Liens	§7.6	(w)
Loss	§6.2	(a)
Losses	§6.2	(a)
Material Contracts	§2.10	(a)
Maximum Cash Amount	§1.5	(c)
Maximum Stock Amount	§1.5	(c)
Merger	Recitals
Merger Sub	Preamble
NASDAQ	§3.4	(b)
Option Exchange Ratio	§7.6	(x)
Ordinary Course of Business	§7.6	(y)
Out-of-the-Money Option	§1.5	(d)
Owned Real Property	§2.11	(a)
Per Share Common Merger Consideration	§1.5	(d)
Per Share Series 1 Liquidation Preference	§1.5	(d)
Per Share Series 2 Liquidation Preference	§1.5	(d)
Per Share Series 3 Liquidation Preference	§1.5	(d)
Permitted Encumbrances	§7.6	(z)
Person	§7.6(aa)
Plan	§4.10	(a)
Real Property	§2.11	(a)
Registration Statement	§4.4	(a)
Reimbursement Amount	§1.8	(b)
Reimbursement Fund	§6.2	(c)
Release	§7.6(bb)
SEC	§3.7
SEC Filings	§3.7
Section 16 Information	§4.11
Series 1 Exchange Ratio	§1.5	(d)
Series 1 Preferred Stock	Recitals
Series 2 Exchange Ratio	§1.5	(d)
Series 2 Preferred Stock	Recitals

DEFINED TERM	LOCATION
Series 3 Exchange Ratio	§1.5	(d)
Series 3 Preferred Stock	Recitals
Spreadsheet	§1.5	(e)
Stock Addition Amount	§1.5	(d)
Stock Addition Portion	§1.5	(d)
Stock Reduction Amount	§1.5	(d)
Stock Reduction Portion	§1.5	(d)
Stockholder	§6.3	(m)
Stockholders	§1.5
Stockholders’ Representative	§6.3	(a)
Subsidiary	§7.6(cc)
Surviving Company	§1.1	(a)
Suspension Period	§4.4	(a)
Tail Policy	§4.9	(a)
Tax	§7.6(dd)
Tax Return	§7.6(ee)
Taxable	§7.6(dd)
Taxes	§7.6(dd)
Total Preferred Consideration Amount	§1.5	(d)
Transaction Expenses	§1.5	(d)
Widely Available Software	§2.10	(b)
WKSI	§3.8(ii)
Written Consent Action	§1.7	(a)
WSGR	§5.2	(e)

INDEX OF SECTIONS TO COMPANY DISCLOSURE SCHEDULE, CIENA
DISCLOSURE SCHEDULE AND EXHIBITS AND SCHEDULES TO AGREEMENT
AND PLAN OF MERGER*

COMPANY DISCLOSURE SCHEDULE

SECTION 2.1.	Organization and Qualification
SECTION 2.2.	Certificate of Incorporation and Bylaws
SECTION 2.3.	Capitalization
SECTION 2.4.	Authority
SECTION 2.5.	No Conflict; Required Filings and Consents
SECTION 2.6.	Financial Statements; Controls
SECTION 2.7.	Absence of Certain Changes or Events
SECTION 2.8.	Ownership and Condition of the Assets
SECTION 2.9.	Leases
SECTION 2.10.	Other Agreements
SECTION 2.11.	Real Property
SECTION 2.12.	Environmental Matters
SECTION 2.13.	Litigation
SECTION 2.14.	Compliance with Laws
SECTION 2.15.	Intellectual Property
SECTION 2.16.	Taxes and Assessments
SECTION 2.17.	Employment and Benefit Matters
SECTION 2.18.	Transactions with Related Parties
SECTION 2.19.	Insurance and List of Claims
SECTION 2.20.	Brokers and Transaction Fees
SECTION 2.21.	Disclosure
SECTION 2.22.	Absence of Violation
SECTION 2.23.	Export Import Compliance
SECTION 2.24.	Customers and Suppliers
SECTION 2.25.	Information Statement

CIENA DISCLOSURE SCHEDULE

SECTION 3.1.	Organization and Qualification
SECTION 3.2.	Certificate of Incorporation and Bylaws
SECTION 3.3.	Authority
SECTION 3.4.	No Conflict; Required Filings and Consents
SECTION 3.5.	Brokers
SECTION 3.6.	Issuance of Ciena Common Stock
SECTION 3.7.	SEC Filings
SECTION 3.8.	S-3 Eligibility
SECTION 3.9.	Litigation
SECTION 3.10.	Capitalization
SECTION 3.11.	Absence of Certain Changes or Events
SECTION 3.12.	Information Supplied
SECTION 3.13.	Merger Consideration

SCHEDULES

SCHEDULE 4.2(b)	Prohibited Actions Pending Closing
SECTION 5.2(d)	Termination of Agreements

EXHIBITS

EXHIBIT A	List of Key Employees
EXHIBIT B	Pro Forma Spreadsheet
EXHIBIT C	Certificate Amendment
EXHIBIT D	Investor Representation Letter
EXHIBIT E	Company Disclosure Schedule
EXHIBIT F	Ciena Disclosure Schedule
EXHIBIT G	Escrow Agreement
EXHIBIT H	Opinion of Counsel to the Company
EXHIBIT I	Opinion of Counsel to Ciena

*	The registrant has omitted certain schedules and exhibits in accordance with Item 601(b)(2) of Regulation S-K. The registrant will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.